                                                                 EXHIBIT 99.1

                     CERTAIN PORTIONS OF OFFERING CIRCULAR

  The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Offering Circular contains and incorporates by reference certain statements, other than those concerning historical information, that should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, factors set forth in this Offering Circular under the heading "Risk Factors." The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.


                             SUMMARY FINANCIAL DATA
           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA AND NOTES)

  The following table sets forth summary historical and pro forma financial information for the Company. The pro forma financial data gives effect to (i) the acquisition of TeleT and (ii) the acquisitions (the "Significant Acquisitions") by Premiere in separate transactions of VTE, the general partner of VTN, the limited partnership interest in VTN and certain Franchisees of VTE that meet the significance tests, individually or in the aggregate, of Rule 3-05 of Regulation S-X (the "Significant Franchisees"). The pro forma financial data does not give effect to the acquisition of the remaining Franchisees, which are not "significant" under Rule 3-05 of Regulation S-X. The Significant Acquisitions represented approximately 63%, 67% and 71% of the revenues of the combined Voice-Tel Entities (eliminating transactions between such entities) for 1994, 1995 and 1996, respectively. The Supplemental Statement of Operations Data reflects the revenues of all of the Voice-Tel Entities on a combined basis (after eliminating transactions between such entities), including the Significant Franchisees.

  In connection with the Voice-Tel Acquisitions, the Company will take a charge in the second quarter of 1997 of approximately $40 million to $45 million, consisting of transaction expenses and restructuring and related costs (including severance costs, charges for asset impairment and costs related to exiting the franchise business and closing certain facilities) attributable to the Voice-Tel Acquisitions. Premiere's management believes that the restructuring and transformation of the Voice-Tel business structure from a franchise structure to a consolidated business will result in significant cost savings and operational improvements. As a result, the pro forma financial data presented below is not expected to be indicative of future results of operations. The charge, and the anticipated related ongoing changes in the cost structure of the Company, are not reflected in the pro forma statement of operations data presented below. The summary financial data set forth below should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information," including the notes thereto, the selected financial data of the Company set forth under Selected Consolidated Financial Information, and the financial statements of the Company and the Significant Franchisees, including the notes thereto, which are incorporated herein by reference.

                                           YEAR ENDED             THREE MONTHS
                                          DECEMBER 31,           ENDED MARCH 31,
                                   ----------------------------  ---------------
                                   1994(1)     1995     1996      1996    1997
STATEMENT OF OPERATIONS DATA:      --------  -------- ---------  ------- -------
Revenues.........................  $  9,995  $ 22,326 $  52,079  $10,093 $18,871
Gross margin.....................     6,479    14,723    35,368    6,642  12,660
Operating income (loss)..........       (33)    2,299    (4,933)     933   4,592
Operating income (loss), as
 adjusted(2).....................       (33)    2,299     7,347      933   4,592
Pro forma net income (loss)
 attributable to common
 shareholders for primary
 earnings per share..............      (500)    1,807      (985)   1,011   4,148
Pro forma net income (loss) per
 common and common equivalent
 shares--primary(3)..............    $(0.05)    $0.10    $(0.05)   $0.05   $0.16
Shares used in computing pro
 forma net income (loss) per
 common and common share
 equivalent--primary.............    10,804    17,529    20,170   18,751  26,621
OTHER OPERATING DATA:
EBITDA(4)........................  $    387  $  2,996 $   9,603  $ 1,277 $ 5,835
Depreciation and amortization....       420       697     2,255      344   1,243
PRO FORMA STATEMENT OF OPERATIONS
 DATA(5):
Revenues.........................  $ 45,829  $ 71,766 $ 116,473  $26,019 $35,125
Gross margin.....................    33,656    53,033    86,685   19,267  25,677
Operating income (loss)..........    (3,347)    3,841    16,064    3,452   7,361
Operating income (loss), as
 adjusted(2).....................    (3,347)    6,341    17,314    3,452   7,361
Pro forma net income (loss)
 attributable to Common
 shareholders for primary
 earnings per share(3)...........    (3,981)      834     8,832    1,620   5,179
Pro forma net income (loss) per
 common and common equivalent
 shares--primary(3)..............  $  (0.26) $   0.05 $    0.32  $  0.07 $  0.17
Shares used in computing pro
 forma net income (loss) per
 common and common share
 equivalent--primary.............    15,611    15,611    27,336   22,988  30,459

                                       YEAR ENDED              THREE MONTHS
                                      DECEMBER 31,           ENDED MARCH 31,
                                ---------------------------  -----------------
                                1994(1)    1995      1996     1996      1997
                                -------  --------  --------  -------  --------
PRO FORMA OTHER OPERATING
 DATA(5):
EBITDA(4).....................  $ 1,801  $ 12,748  $ 27,039  $ 5,637  $ 10,276
Depreciation and
 amortization.................    3,998     6,407     9,726    2,185     2,915
Ratio of earnings to fixed
 charges(6)...................      .39x     1.14x     2.36x    2.09x     3.40x
Ratio of earnings to fixed
 charges, as adjusted(6)......      .39x     1.14x     1.76x    1.63x     2.37x
SUPPLEMENTAL STATEMENT OF
 OPERATIONS DATA(7):
Combined Voice-Tel Entities
 revenues.....................  $54,500  $ 71,000  $ 88,000      N/A  $ 22,600
Combined Company and Voice-Tel
 Entities revenues............  $64,495  $ 93,326  $140,079      N/A  $ 41,471


                                                   MARCH 31, 1997
                                      ----------------------------------------
                                                     PRO         PRO FORMA
                                      HISTORICAL FORMA(5)(9) AS ADJUSTED(8)(9)
                                      ---------- ----------- -----------------
BALANCE SHEET DATA:
Cash, cash equivalents and
 investments.........................  $ 67,338   $ 61,193       $206,193
Total assets.........................   143,444    177,159        322,159
Total debt...........................     4,578     29,653        179,653
Total shareholders' equity...........   127,934     86,953         86,953

--------
(1) Year ended December 31, 1994 data was derived from audited data for the nine months ended December 31, 1994 and the unaudited interim data for the three months ended March 31, 1994. The data is presented for comparative purposes and additional analysis.
(2) Operating income as adjusted excludes charges for purchased research and development and accrued litigation costs incurred by the Company in the amounts of approximately $11.0 million and approximately $1.3 million, respectively, in fiscal 1996.
(3) Pro forma net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from convertible preferred stock (using the if-converted method) and from stock options (using the modified treasury stock method). Fully diluted data is not presented as the effect is anti-dilutive or immaterial for all periods presented.
(4) EBITDA represents the sum of income before interest expense and provision for income taxes, plus depreciation, amortization, certain other expenses, which consist of charges for accrued litigation costs. EBITDA should not be construed as a substitute for operating income, net income or cash flow from operating activities for purposes of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.
(5) The acquisitions of TeleT and the limited partnership interest in VTN were accounted for under the purchase method of accounting, and the pro forma financial data gives effect to these transactions as though they each had occurred January 1, 1996. All remaining Significant Acquisitions were accounted for under the pooling-of-interests method of accounting, and the pro forma financial data reflects these transactions as if they had occurred January 1, 1994.
(6) In computing the ratio of earnings to fixed charges (i) earnings are based on income before taxes, plus fixed charges, and (ii) fixed charges consist of interest expense and depreciation and amortization expense, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor. Ratio of earnings to fixed charges is not presented on a historical, stand alone basis because it is not meaningful. The ratio of earnings to fixed charges, as adjusted gives effect to the sale by the Company of the $150.0 million of Notes in this offering at a rate of 5.75% and the application of the net proceeds therefrom as though the sale occurred on January 1, 1996.
(7) The supplemental financial data for all periods presented represents: (i) for Combined Voice-Tel Entities revenues, the unaudited combined revenues of the Voice-Tel Entities after elimination of transactions between such entities and (ii) for Combined Company and Voice-Tel Entities, the unaudited revenues of the combined Voice-Tel Entities after elimination of transactions between such entities plus the historical consolidated revenues of the Company.
(8) Gives effect to (i) the Significant Acquisitions, on a pro forma basis, and
    (ii) the sale by the Company of the $150.0 million of Notes in this offering and the application of the net proceeds therefrom. See "Use of Proceeds."
(9) Reflects a $32.5 million reduction in total shareholders' equity to give effect to a charge (at an assumed level of $45.0 million), net of the related income tax effect, for transaction expenses and restructuring and related costs attributable to the Voice-Tel Acquisitions.


                            VOICE-TEL ACQUISITIONS

GENERAL

  On June 12, 1997, the Company announced the completion of the previously announced acquisitions of Voice-Tel Enterprises, Inc. ("VTE"), its affiliate Voice-Tel Network Limited Partnership ("VTN"), and substantially all of its franchisees (the "Franchisees"). VTE, VTN and such Franchisees are sometimes referred to collectively as the "Voice-Tel Entities" or "Voice-Tel" and such acquisitions are referred to collectively as the "Voice-Tel Acquisitions". On June 12, 1997, the Company also announced that in connection with the Voice-Tel Acquisitions it will take a charge in the second quarter of 1997 of approximately $40 million to $45 million consisting of transaction expenses and restructuring and related costs (including severance costs, charges for asset impairment and costs related to exiting the franchise business and closing certain facilities) attributable to the Voice-Tel Acquisitions.

  The Voice-Tel Entities provide interactive digital voice and data messaging products on a service bureau basis through approximately 200 service centers in the United States, Puerto Rico, Canada, Australia and New Zealand, reaching approximately 90% of the United States and approximately 100% of the Canadian, Australian and New Zealand populations with local, toll-free service access. VTN, an affiliate of VTE acquired by the Company, owns and leases various components of and operates a digital frame relay network that connects and provides message transmission capabilities to and from the local voice messaging centers. During the year ended December 31, 1996, the Voice-Tel Entities generated on a combined basis approximately $88.0 million of gross revenue (after eliminating transactions between such entities), an increase of 23.9% over the approximately $71.0 million generated in 1995.

  The Company does not believe that the historical financial performance of the Voice-Tel Entities as stand alone entities provides a useful indicator of future performance in view of the anticipated changes to such businesses resulting from the consolidation of the businesses and integration of the businesses into the Company's operations.

TERMS OF ACQUISITIONS

  Pursuant to the Voice-Tel Acquisitions, Premiere acquired all the franchise and company-owned service center operations of VTE, the frame relay network and operations of VTN and the operations of all VTE Franchisees except for two related entities that accounted for approximately 2% of revenues of the Voice-Tel system (after eliminating transactions between the entities in such system) generated in 1996. In connection with the Voice-Tel Acquisitions, the Company issued an aggregate of approximately 7.4 million shares of its Common Stock (including approximately 436,500 shares of Exchangeable Non-Voting Shares of Voice-Tel Canada Limited, a subsidiary of the Company, issued to the former shareholders of the Canadian Voice-Tel Entities, which are convertible at any time into the same number of shares of Common Stock), paid approximately $16.2 million in cash and assumed approximately $21.3 million in indebtedness, including capital lease obligations, net of cash acquired. The transactions were structured primarily as tax-free mergers or share exchanges and the substantial majority of the transactions were accounted for as poolings-of-interests. Approximately 947,000 shares of Common Stock (including approximately 42,500 shares of Exchangeable Non-Voting Shares of Voice-Tel Canada Limited) and approximately $614,000 in cash consideration were placed in escrow to secure indemnification obligations of the former owners of the acquired businesses. The Company granted certain demand and piggyback registration rights to recipients of Common Stock. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights" and "Description of Capital Stock--Registration Rights" and "Description of Capital Stock--Preferred Stock." In addition, the Company assumed outstanding stock options of VTE and VTN that, on a converted basis, are exercisable for an aggregate of 45,392 shares of Common Stock.

BUSINESS SYNERGIES

  Premiere believes that the acquisition of Voice-Tel will provide important synergistic benefits to the Company, including opportunities to broaden product offerings and target markets, develop a significant direct distribution channel through which to sell these products, cross sell new products to Voice-Tel's installed customer base and leverage excess capacity on the Voice-Tel frame relay network to generate additional sales.

  Enhanced Product Offerings. While the Company's measured 800 number access products have appealed primarily to mobile professionals, the Company believes that its products, delivered on a fixed fee monthly rate through local access numbers, will appeal to a significantly larger customer base. Premiere believes the Voice-Tel Acquisitions increase Premiere's target markets by providing a platform to migrate existing products and to develop new products to take advantage of local access economics. Premiere plans to invest $30 million to $40 million in capital expenditures over the next 18 months to deliver Premiere's products on a local basis, and to integrate Premiere's and Voice-Tel's platforms and networks.

  Expand Distribution Channels. Voice-Tel's historical growth has been generated through the direct sale of voice messaging services. Voice-Tel provides Premiere with a new distribution channel through its direct sales force of approximately 300 sales professionals in the United States, Puerto Rico, Canada, Australia and New Zealand, who are experienced in selling communications services to corporate entities. Premiere intends to incentivize Voice-Tel's sales force to market Premiere products to Voice-Tel's customer base which uses over 550,000 activated mailboxes. Premiere believes that its Orchestrate product line in particular will benefit from a direct sales force to market the services to small businesses. Premiere also intends to market local access voice messaging to its current customer base and establish relationships with third party resellers and strategic marketing partners to provide additional distribution channels for Voice-Tel's voice messaging services.

  Leverage Frame Relay Network. The Voice-Tel frame relay network, which uses a scalable architecture and is capable of transporting digitized voice and data, offers Premiere the opportunity to design product offerings featuring the speed, reliability and security of a private network and to sell excess network capacity for other applications. To take advantage of this asset while minimizing system costs, Premiere expects to consolidate unnecessary service center locations and integrate the Voice-Tel network with the Premiere computer-telephony platform.

CONSOLIDATION STRATEGY

  Premiere believes that the consolidation of the Voice-Tel entities into a centrally managed business with regional reporting structures will result in meaningful cost savings and provide opportunities to pursue national accounts on a unified basis. By consolidating the Voice-Tel Entities, the Company expects to achieve economies of scale in purchasing telecommunication services including direct inward dial ("DID") lines, trunks, transmission capacity and equipment. The Company also plans to rationalize many redundant or unnecessary costs, including administrative personnel and manager compensation and centralize or regionalize functions including billing, customer service and technical support. While Premiere plans to close certain offices and consolidate various operations, including equipment sites, it intends to retain substantially all of Voice-Tel's direct sales force. The sales force has been reorganized under the direction of three regional vice presidents recruited from several leading Franchisees. Additionally, Premiere is designing a performance based compensation system for the Voice-Tel officers that rewards profitable growth and encourages management retention. See "Risk Factors--Integration of Voice-Tel Acquisitions."

  While Voice-Tel had succeeded in marketing to regional special interest organizations, local businesses and national network and multi-level marketing organizations such as Amway, Excel and Primerica, Premiere believes that Voice-Tel had limited success in marketing to large corporations due to its franchisee structure. Premiere believes that a unified, well capitalized Voice-Tel will be better positioned to pursue large national corporate accounts that previously had been uncomfortable with Voice-Tel's franchisee/franchisor structure. Furthermore, by removing the territorial limits of the franchisee structure, Voice-Tel will be able to sell local voice messaging services on a wholesale basis to telecommunications companies that do not have local access or a voice messaging network.

  In connection with the Voice-Tel Acquisitions, the Company will take a charge in the second quarter of 1997 of approximately $40 million to $45 million. The components of the charge include transaction expenses and restructuring and related costs (including severance costs, charges for asset impairment and costs related to exiting the franchise business and closing certain facilities) attributable to the Voice-Tel Acquisitions.

VOICE-TEL HISTORICAL BUSINESS

  General. VTE began business in 1986 to provide local voice messaging services in Cleveland, Ohio and Richmond, Virginia and expanded primarily through franchising, from 30 voice mail service centers in 1990 to approximately 200 centers located in the United States, Puerto Rico, Canada, Australia and New Zealand, reaching approximately 90% of the United States and approximately 100% of the Canadian, Australian and New Zealand populations with local, toll-free service access. The Voice-Tel Entities historically have sold locally accessed voice messaging products with various feature options ranging from basic receive and retrieve mail boxes to multiple mailbox products with enhanced greeting length, message length and storage capacity, menu driven branching options, store and forward options, such as voice message broadcast, pager notification options and facsimile retrieval options. The mailboxes reside on voice mail servers manufactured by Centigram Communications Corporation ("Centigram") located at local Voice-Tel service centers and are connected, via a proprietary network interface box ("NIB"), to a digital frame relay network owned, leased and managed by VTN. Voice-Tel services have been marketed locally to consumer, professional and small business customers through a sales force of approximately 300 marketing persons employed by the various Voice-Tel Entities. The network has allowed the Voice-Tel Entities to support a national account program that services multi level marketing organizations such as Amway, Excel and Primerica, although Voice-Tel has historically had limited success in pursuing other types of national organizations due to its franchisee/franchisor structure.

  Industry Background. Voice messaging allows users to send and respond to messages interactively to one or several people with one call. The major national service providers in the voice messaging business, such as Octel Network Services ("ONS") or VoiceCom Systems, Inc. ("VoiceCom"), historically provided centralized 800 number voice messaging services to national organizations. Regional service providers such as the regional Bell operating companies ("RBOCs") provide local voice messaging or one way voice mail marketed largely to residential users. Other voice messaging competition includes customer premise equipment vendors such as AT&T Corp. ("AT&T"), Northern Telecom Inc. ("Northern Telecom"), Siemens Business Communication Systems Inc. ("Siemens"), Octel Communications Corporation ("Octel"), Centigram and others, which sell voice mail equipment to be installed onsite at the customer's premises. Premiere believes that Voice-Tel is the only independent voice messaging service firm that has a nationwide digital network that enables it to move multiple voice messages across the United States or internationally from a single local call. See "--Competition" and "Risk Factors--Competition."

  Organizational Structure. Voice-Tel historically has operated as three separate business structures: VTE, the franchisor and owner/operator of 10 voice messaging service centers in the United States and 10 service centers in Australia and New Zealand; VTN, the owner, lessor and operator of a digital frame relay network; and over 90 independently owned Franchisees that operate approximately 200 service centers. The Voice-Tel Entities recorded approximately $88.0 million of revenue in 1996 on a combined basis (after eliminating transactions between such entities), representing a 23.9% increase from approximately $71.0 million of revenue in 1995.

   VTE. VTE, a franchisor and operator of voice messaging service centers, generated 1996 revenues of approximately $18.2 million from royalties, equipment sales (of Centigram voice messaging equipment), management fees paid by franchisees, and sales from its wholly owned voice messaging service centers. VTE's cost of services includes equipment resales and labor costs attributable to service revenues. Its selling, general and advertising expenses consist principally of corporate overhead, advertising and other marketing expenses and ongoing franchisee services. A significant portion of VTE's revenue will be eliminated upon recording the pooling of interests with the related Franchisees and the Company.

   VTN. VTN, as the owner, lessor and operator of the digital frame network, generated 1996 revenues of approximately $8.4 million from the sale of network services comprised of transmission of voice and data on a wholesale basis to Amway and the Franchisees who, in turn, resold network services to their distributors or customers. VTN's cost of services include network circuit costs and installation. VTN's operating costs, which consist of costs of maintaining the network, are relatively fixed. Due to increased capital expenditures for enhanced network capacity, depreciation and amortization costs have increased each of the last three years. A significant portion of VTN's revenue will be eliminated upon recording the pooling of interests with the related Franchisees and the Company.

   Franchisees. The Franchisees sold voice messaging services within designated territories, and collectively generated 1996 revenues of approximately $71.8 million from the activation of voice messaging accounts and from ongoing flat rate monthly service charges, usage based network transmission service of the Voice-Tel network and from local messages exceeding a monthly maximum. The Franchisee's cost of service consists primarily of telecommunications costs, including DID fees, trunk charges and wholesale network charges.

  The historical revenue of the Voice-Tel Entities on a combined basis (after eliminating transactions between such entities) for the fiscal years ended December 31, 1994, 1995 and 1996 was approximately $54.5, $71.0 and $88.0 million, respectively, and for the three months ended March 31, 1997 was approximately $22.6 million. Unaudited pro forma combined financial statements giving effect to a substantial portion (but not all) of the Voice-Tel Acquisitions are set forth in this Offering Circular under the caption "Unaudited Pro Forma Combined Financial Information". Such unaudited pro forma combined financial statements give effect to the acquisitions of Voice-Tel Entities that accounted for approximately 71% of the total revenue of all of the Voice-Tel Entities on a combined basis (after eliminating transactions between such entities) in 1996. The Company does not believe that the historical financial performance of the Voice-Tel Entities as stand alone entities provides a useful indicator of future performance in view of the anticipated changes to such businesses resulting from the consolidation of the businesses and integration of the businesses into the Company's operations. See "--Business Synergies" and "--Consolidation Strategy."

  Products and Services. Voice-Tel provides subscribers with interactive digital voice and data messaging products on a service bureau basis. Voice-Tel has historically sold locally accessed traditional voice messaging products with various feature options. Subscriber product offerings range from traditional receive and retrieve mailboxes to multiple mailbox products with enhanced greeting length, message length and storage capacity, menu driven branching options, voice store and forward options, including voice message broadcast, pager notification and facsimile retrieval options. Additionally, Voice-Tel owns and leases various components of and operates a high speed digital frame network which provides transmission of messages over a secure and private network to approximately 200 system locations in the United States, Canada, Puerto Rico, Australia and New Zealand. The digital network provides speed and security for messages across the Voice-Tel network.

  Voice-Tel subscribers typically establish a voice mailbox with the payment of a one-time activation fee and are typically charged a monthly flat rate usage fee. In addition, subscribers are charged a variable usage fee for network transmission services.

  Voice-Tel Network. Voice-Tel's digital frame relay network connects users in dispersed locations through a secure private wide area network. Messages are captured and digitized at one of Voice-Tel's approximately 200 local points-of-presence ("POPs") using a Centigram voice processing system. Voice-Tel's NIB then converts the digitized data from DDCMP protocol (the data processing protocol standard of Centigram's system) to TCP/IP Ethernet form. Once converted to TCP/IP format, the message's path is determined by an ACC router, which routes the data to one of Voice-Tel's twelve network hubs via T1 local loops. Cascade frame relay switches located at Voice-Tel's network hubs collocated at sites of WilTel, a subsidiary of WorldCom, then route the message data over leased frame relay lines (provided by WilTel in the United States) to other Voice-Tel hub sites or POPs within a hub region for delivery to the end user. See "Risk Factors--Dependence Upon Telecommunication Providers; No Guaranteed Supply."

  Customers; Amway Relationship. Voice-Tel provides its services to over 550,000 activated mailboxes throughout the United States, Puerto Rico, Canada, Australia and New Zealand. Voice-Tel's most significant customer relationship is with Amway, a large international multi-level marketing organization, that resells Voice-Tel voicemail and network services to its independent distributors in the United States, Puerto Rico,

Canada, Australia and New Zealand. Sales to this organization accounted for approximately 59.0% and 54.0% of the combined revenues of the Voice-Tel Entities during 1995 and 1996, respectively. In addition to Amway, significant customers of the business include Excel and Primerica, although neither Excel nor Primerica accounted for more than 6.0% of the Voice-Tel Entities' total revenue during each of the last three years. Other customers include network marketing and multi-level marketing organizations, residential real estate brokerages, home health care and physician networks and sales organizations with numerous locations. Voice-Tel's national accounts program seeks to attract large scale customers such as special interest groups and national and multinational companies. See "Risk Factors--Reliance on Amway Relationship."

  Customer Service and Technical Support. Individual Voice-Tel Franchisees provided customer service and support services to subscribers in their respective franchised territories. Customer service representatives staffed local phone centers to answer user questions regarding billing, service interruptions, and any other problems users encountered. Franchisee employed technical support personnel were also responsible for the maintenance and support of the approximately 200 Centigram voice processing systems operated by the Franchisees and the NIBs that connect to the VTN frame relay network. Technicians in VTN's Cleveland, Ohio diagnostic center provide the service and support for Voice-Tel's national frame relay network and perform similar functions as Franchisees with respect to the Company and the Company owned service centers.

  Competition. Voice-Tel faces substantially the same general competitive conditions as the Company. Voice-Tel's competitors include VoiceCom, ONS, certain RBOCs and vendors of customer premises equipment solutions such as AT&T, Northern Telecom, Siemans and Octel. The Company believes that the principal competitive factors affecting the market for Voice-Tel's products include price, product features, quality of service and reliability of service. The Company believes that Voice-Tel competes effectively in these areas. See "Risk Factors--Competition."

  The Company expects that information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than Voice-Tel's technology. Voice-Tel does not have the contractual right to prevent its subscribers from changing to a competing voice mail solution and the Company's customers may generally terminate their services with Voice-Tel at will.

  Proprietary Rights. Voice-Tel's ability to compete is dependent in part upon its proprietary technology. Voice-Tel has historically relied on copyright and trade secret laws to protect its technology. There can be no assurance that others will not be able to copy or otherwise obtain and use Voice-Tel's proprietary technology without authorization, or independently develop technologies that are similar or superior to Voice-Tel's technology. However, the Company believes that due to the rapid pace of technological change in the information and telecommunications service industry, factors such as the technological and creative skills of its personnel (including personnel employed in the Voice-Tel operations), new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry. Voice-Tel has been issued two U.S. patents and has one U.S. patent application pending. Voice-Tel also has five registered U.S. trademarks or service marks and approximately 40 foreign trademark or service mark registrations or pending applications therefor.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. VTE has reviewed the patent claims of the third party and does not believe that its products or services infringe on the patents of the third party. No patent infringement claims against VTE have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 176,000 shares of Common Stock from the purchase price for VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  No assurance can be given that other actions or claims alleging trademark, copyright or patent infringement will not be brought by third parties against the Voice-Tel Entities or the Company with respect to current or future products or services, or that, if such actions are brought, the Company and the Voice-Tel Entities will prevail. Any such claimant may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged trade name, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Limited Protection of Proprietary Technology," "--Risks of Infringement Claims" and "--Potential Adverse Impact of Pending Litigation."

  Legal Proceedings. One of the franchisees not acquired by the Company is currently involved in litigation with one of the Franchisees acquired by the Company concerning rights to the acquired Franchisee's territory. The Company placed in escrow all of the consideration for the acquired Franchisee pending the outcome of this matter. In light of the escrow arrangement and other facts currently available to the Company, the Company does not believe that the outcome of this matter is likely to have a material adverse effect on the Company's business, results of operations or financial condition.

  Employees. As of May 31, 1997, the Franchisees employed approximately 460 persons, and VTE and VTN employed approximately 100 persons domestically and 25 abroad.

  Facilities. The Voice-Tel Entities lease approximately 200 equipment and office sites. In addition, the Voice-Tel Entities separately lease office space at approximately 10 locations.

                                 RISK FACTORS

  Integration of Voice-Tel Acquisitions. On June 12, 1997, the Company announced the completion of the previously announced acquisitions of the Voice-Tel Entities. The Voice-Tel Entities operate approximately 200 service centers in five countries. Prior to the acquisition, VTE operated as a franchisor, and each of the approximately 90 Franchisees was independently owned and operated. The Company intends to consolidate these separate businesses by eliminating duplicative and unnecessary costs and merging them under common management, and to integrate Voice-Tel's service offerings, operations and systems with those of the Company. The Company is in the process of developing, and has not yet finalized, these integration plans and, therefore, such plans may change in the future, perhaps materially. The Company believes that given the size and fragmented nature of the facilities and businesses of the Voice-Tel Entities and the technical complexity of integrating the Company's products with those of Voice-Tel, the integration process will be particularly complex and has and will place significant demands on the Company's management, engineering, financial and other resources. The successful consolidation of the Voice-Tel Entities and their integration into the Company's operations is critical to the Company's future performance, especially because the combined revenues for the Voice-Tel Entities were approximately 169% and 120% of the Company's revenues in 1996 and the three months ended March 31, 1997, respectively.

  Potential challenges to the successful consolidation of the Voice-Tel Entities include, but are not limited to: (i) centralization and rationalization of financial, operational and administrative functions;
(ii) rationalization of the service centers, network and work force; (iii) elimination of unnecessary costs; and (iv) realization of economies of scale. Challenges to the successful integration of the Voice-Tel Entities include, but are not limited to (i) the localization of Premiere products; (ii) integration of the Premiere platform with the Voice-Tel network; (iii) cross selling of products and services to both companies' customer bases; and (iv) integration of new personnel. There can be no assurance that the Voice-Tel Entities will be successfully consolidated or integrated with the Company's operations on schedule or at all, that the Voice-Tel Acquisitions will result in net sales or earnings level that would justify the Company's investment therein or the expenses related thereto or that operational synergies will develop as projected. Failure to successfully integrate the Voice-Tel Entities or to achieve operating synergies would have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with the Voice-Tel Acquisitions, the Company will take a charge in the second quarter of 1997 of approximately $40 million to $45 million, consisting of transaction expenses and restructuring and related costs attributable to the Voice-Tel Acquisitions. The amount of the charge is based on the Company's current estimate as to the amount of the costs and expenses that will be incurred. There can be no assurance that the actual amount of the costs and expenses incurred will not exceed such estimate. If the actual amount of the costs and expenses exceeds the Company's estimate, the Company may take additional charges in the future. In addition, the Company expects to record approximately $16.9 million of goodwill and other intangible assets in connection with the Voice-Tel Acquisitions. The Company intends to amortize the goodwill on a straight-line basis over 40 years. The Company believes the useful life of the Voice-Tel Entities to be at least 40 years. If the amortization period is accelerated due to a reevaluation of the useful life of the Voice-Tel Entities or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on the Company's financial condition and results of operations.

  Competition. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition.

  The Company attempts to differentiate itself from its competitors by offering an integrated suite of information and telecommunications services. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide long distance services and features such as conference calling, including those acquired pursuant to the Voice-Tel Acquisitions, compete with services provided by companies such as AT&T, MCI and Sprint, as well as smaller interexchange long distance providers. The Company's voice mail services, including those acquired pursuant to the Voice-Tel Acquisitions, compete with voice mail services provided by AT&T, ONS, certain RBOCs and Voice Com as well as by customer premised equipment manufacturers such as Octel, Northern Telecom, Siemens, Centigram, Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). The Company's enhanced travel services, concierge services, news services and electronic mail services are competing with services provided by America Online, Prodigy and numerous Internet service providers. When implemented, the Company's Orchestrate product line is expected to compete with companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. and Lucent Technologies, Inc. ("Lucent") and numerous smaller entities. The Company's call center technology competes with companies such as AT&T, MCI and Lucent. The Company expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for the Company's services. For example, Octel and Microsoft recently introduced the Octel Unified Manager Product which integrates voice and e-mail that can be accessed and managed from either a computer or a telephone.

  In addition, on February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, as amended, (the "1996 Act") that will allow local exchange carriers, including the RBOCs, to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission (the "FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, operating results or financial condition.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other local exchange carriers into the long distance market, would not have a material adverse effect on the Company's business, operating results or financial condition.

  The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technology of the Company and the Voice-Tel Entities. Neither the Company nor the Voice-Tel Entities have the contractual right to prevent its subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

  Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, Chairman and President, D. Gregory Smith, Executive Vice President, Gregg S. Freishtat, Senior Vice President of Premiere Communications, Inc. ("PCI"), Leonard A. DeNittis, Vice President of Engineering and Operations, Raja Rajaraman, Chief Technical Officer of VTE, and certain other key executives. The loss of services of any of these individuals could have a material adverse effect upon the Company. Messrs. Jones, Smith and DeNittis have entered into employment agreements with the Company which expire in December 1999, and the Company maintains key man life insurance on each of these persons in the amounts of $3.0 million, $2.0 million and $2.0 million, respectively. Mr. Rajaraman has entered into an employment agreement with VTE which expires in April 2000.

  The Company also believes that to be successful it must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. The inability of the Company to locate, hire and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

  Ability to Manage Growth; Acquisition Risks. The Company has experienced substantial growth in revenue and personnel in recent years. This growth has placed significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. Additional expansion by the Company may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, the Company is required to add capacity to its computer telephony platform and its digital central office switches and will need to continually add capacity to the Voice-Tel Network, thus requiring the Company continuously to attempt to predict growth in its network usage and add capacity to its switches accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on the Company.

  The Company regularly evaluates acquisition opportunities and intends to grow in substantial part through acquisitions of complementary services, products, technologies or businesses. Acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, operating results or financial condition. For example, the Voice-Tel Entities have established reserves for certain potential tax liabilities that management believes to be adequate. If, however, such potential liabilities ultimately were to exceed established reserves, the Company could experience a material adverse effect with respect to its business, financial condition or results of operations. Acquisitions also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

  Technological Change; Risk of Obsolesence; Dependence on New Services. The information and telecommunications services markets are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services on a timely basis, enhance its software and its computer telephony platform and successfully compete with products and services based on evolving or new technology.

The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with the services offered by the Company. Among the new and evolving technologies that the Company expects to compete for are notebook computers equipped with sound cards, fax modems and cellular modems, portable Internet appliances which would allow connection to the Internet over wireless networks and personal digital assistants with enhanced communications features. In addition, aspects of the Company's Orchestrate product line compete within markets where larger companies are working to provide a unified messaging solution. The Company is also aware that products currently exist which allow text-to-voice e-mail conversion and provide "meet me" services, and that several communications companies are developing or have developed services that would compete with the Company's proposed "follow me" service by allowing users to have a single telephone number for all of their communications devices.

  The Voice-Tel Acquisitions constitute a significant investment by the Com-pany in a frame relay network architecture. Alternative architectures cur-rently exist, and technological advances may result in the development of ad-ditional network architectures. There can be no assurance that the telecommu-nications industry will not standardize on an architecture other than a frame relay network or that such architecture will not become obsolete. Such events would require the Company to invest significant capital in upgrading or re-placing its frame relay network, and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company must continually introduce new products in response to evolving industry standards and customer demands for enhancements to Company's existing products. There can be no assurance that the Company will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, or that its new services and the enhancements thereto, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, operating results or financial condition.

  Uncertainty of Market Acceptance of Computer Telephony. The Company's future success depends upon the market acceptance of its existing and future computer telephony product lines and services. Computer telephony integrates the functionality of telephones and computers and thus represents a departure from standards for information and telecommunications services. Market acceptance of computer telephony products and services generally requires that individuals and enterprises accept a new way of exchanging information. The Company believes that broad market acceptance of its computer telephony product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system, security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that the Company's computer telephony products will achieve broad market acceptance or that such market acceptance will occur at the rate which the Company currently anticipates. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's computer telephony product lines and services would have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Protection of Proprietary Technology. The Company relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of the Company's proprietary rights. The Company has three patent applications pending and 10 trademark or service mark registrations pending. The Company has one registered service mark. Voice-Tel has been issued two U.S. patents and has one U.S. patent application pending. Voice-Tel also has five registered U.S. trademarks or service marks and approximately 40 foreign trademark or service mark registrations or pending applications therefor. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or services or to obtain and use information that the Company regards as proprietary. Although the Company is not aware of any current or previous infringement on its proprietary rights, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States.

  Risks of Infringement Claims. Many patents have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that legal actions alleging infringement will not be commenced against the Company, or that, if such actions are brought, the Company will ultimately prevail. Any such claiming third parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company.

  The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "Premiere WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as a part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. The Company has reviewed the patent claims of the third party and does not believe that the Company's products or services infringe on the claims of the third party. No patent infringement claims against the Company have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 176,000 shares of Common Stock from the purchase price of VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  On June 28, 1996, AudioFAX IP LLC ("AudioFAX") filed a complaint against the Company and Premiere Communications, Inc. in the United States District Court for the Northern District of Georgia. In the complaint, AudioFAX alleged that the Company manufactures, uses, sells and/or distributes certain enhanced facsimile products which infringe three United States patents and one Canadian patent allegedly held by AudioFAX. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. On February 11, 1997, the Company entered into a long term, non-exclusive license agreement with AudioFAX settling the litigation.

  In May 1997, Premiere received a letter from a manufacturer and marketer of certain telecommunications equipment asserting that Premiere is offering cer-tain "calling card and related enhanced services," "single number service" and "call connecting services" covered by three patents held by that company and inviting Premiere to obtain a license. Premiere has preliminarily reviewed the subject patents and, based on that review, presently believes that its prod-ucts and services currently being marketed do not infringe two of the patents. Premiere intends, however, to conduct a further review of these two patents in order to determine whether it would be helpful to its future products and services to license the patents. The third patent relates to cer-tain call origination technology. Premiere is conducting a further review of this patent to determine if its # call reorigination system would infringe upon this patent. If Premiere ultimately determines that it is infringing this patent, it could seek to license the technology or discontinue using it and employ an alternate technology. There can be no assurance that Premiere would be able to license the technology on commercially reasonable terms or that it could easily and inexpensively migrate to a new # call reorigination technolo-gy. Premiere's # call reorigination service is only one service that it offers and management does not believe that this service is critical to the marketing of Premiere's overall suite of services. Consequently, Premiere does not be-lieve that its inability to license the technology or migrate to a new tech-nology would have a material adverse effect on its business, financial condi-tion or results of operations. No claim has been asserted beyond this letter, but no assurance can be given that the third party will not commence an in-fringement action against Premiere. If a patent infringement claim is brought against Premiere, there can be no assurance that Premiere would prevail and any adverse outcome could have a material adverse effect on Premiere's busi-ness, financial condition and results of operations.

  Uncertainty of Strategic Relationships. A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has experienced growth in its existing strategic relationships during 1996 and 1997, and has entered into or initiated new strategic relationships with several companies, including WorldCom and CompuServe Interactive (United Kingdom). Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market effectively the Company's services. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance due to the possibility of more costly direct marketing expenditures by the Company and other factors.

  In November 1996 the Company entered into a strategic alliance agreement with WorldCom, the fourth largest long-distance carrier in the United States, in which WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of Common Stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. The Company recorded the value of this agreement as an intangible asset. While the Company believes that the intangible asset will be recovered over the life of the agreement, this recoverability is dependent upon the success of the strategic relationship. The Company will continually evaluate the realizability of the intangible asset recorded, and there can be no assurance that future evaluations will not require a write-down of this asset.

  Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not always establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communications and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company.

  Reliance on Amway Relationship. Historically, the Voice-Tel Entities have relied on sales through Amway for a substantial portion of their revenue. Such sales accounted for approximately 59.0% and 54.0% of the Voice-Tel Entities' combined revenue for 1995 and 1996, respectively, and approximately 44.9% and 33.9% of the combined Company's and Voice-Tel Entities' revenue for 1995 and 1996, respectively. Amway's relationship with VTE commenced in 1990 when VTE began managing the voice messaging operations previously conducted by Amway's subsidiary, Amvox, Inc. ("Amvox"). VTE subsequently acquired and franchised the former Amvox service centers from Amway in exchange for an equity interest in VTE. Amway subsequently invested in the development of the digital frame relay network through VTN. As a result of these transactions, Amway also became the single largest equity holder in VTE and VTN. VTE and Amway have entered into a service and reseller agreement (the "Amway Agreement") providing, among other things, for the sale by VTE of voice messaging and network transmission services on an exclusive basis to Amway for resale by Amway to its independent distributors under the "Amvox" tradename. The Amway Agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway Agreement may be cancelled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway Agreement does not prohibit VTE from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway Agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than the Company, there can be no assurance that Amway's distributors would not follow such recommendation. Although Amway has indicated a desire to continue to use VTE for its voice messaging services following the Voice-Tel Acquisitions, there is no assurance that the relationship will continue at historical levels or at all, nor is there any assurance of long term price protection for services provided to Amway. Loss or natural diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on the results of operation and financial condition of the Company.

  Dependence on Licensing and Strategic Relationships. The Company has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere. License fees accounted for approximately 26.5% of Premiere's 1996 revenues and 32.7% of Premiere's first quarter 1997 revenues. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 5.2% of the Company's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. CNC owed the Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WilTel, is also obligated to pay this amount to the Company. In addition, WorldCom accounted for approximately 43.5% of Premiere's 1996 license fees and approximately 11.5% of Premiere's total 1996 revenues, and approximately 24.1% of the Company's first quarter 1997 revenues. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  The Company intends to increase its number of licensees and its licensee transaction volume in the future. The Company's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. During the past 12 months, one licensee, in addition to CNC, ceased doing business with the Company primarily due to financial difficulties. Licensees that ceased doing business with Premiere due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although the Company was able to add new licensees in 1996 and the first quarter of 1997, there can be no assurance that the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, will not have a material adverse effect on the Company's business, operating results or financial condition.

  Increased Leverage. In connection with the sale of the Notes, the Company will incur approximately $150.0 million in additional indebtedness ($172.5 million if the over-allotment option is exercised) which will increase the ratio of its long-term debt to its total capitalization from 16.1%, at March 31, 1997, to 65.7%, on a pro forma basis (including the effect of debt assumed in the Significant Acquisitions and the effects of the anticipated $40 million to $45 million charge on total shareholders' equity). As a result of this increased leverage, the Company's principal and interest obligations will increase substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Selected Consolidated Financial Information."


  Shares Eligible for Future Sale; Registration Rights. As of June 25, 1997, the Company had 31,648,017 shares of Common Stock outstanding (including 436,526 shares of Exchangeable Non-Voting Shares of Voice-Tel Canada Limited, a subsidiary of the Company, issued to the former shareholders of the Canadian Voice-Tel Entities, which are convertible at any time into 436,526 shares of Common Stock). Of these shares, upon completion of the offering, 16,017,719 shares of Common Stock will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 15,630,298 shares of Common Stock outstanding upon completion of the offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Rule 144").

  Upon the expiration of the lock-up agreements between the Company's officers and directors and the Initial Purchasers on August 15, 1997, 5,656,732 shares will be eligible for sale pursuant to Rule 144, subject to the volume, manner of sale and notice requirements of Rule 144 (the "Rule 144 Restrictions"). Beginning on September 18, 1997, an additional 498,187 shares will be eligible for sale pusuant to Rule 144, subject to the Rule 144 Restrictions. Beginning on November 13, 1997, and additional 2,050,000 shares will be eligible for sale pusuant to Rule 144, subject to the Rule 144 Restrictions. The remaining 7,425,379 outstanding shares will become eligible for sale pursuant to the Rule 144 Restrictions from time to time after April 30, 1998.

  As of June 25, 1997, options and warrants to purchase an aggregate of 9,363,096 shares of Common Stock were outstanding. Options and warrants to purchase an aggregate of 3,563,045 shares of Common Stock are vested and immediately exercisable. Options and warrants to purchase the remaining 5,800,051 shares of Common Stock are exercisable at various times thereafter.

  A total of approximately 11,440,259 shares of Common Stock are subject to various registration rights. Of this total, 7,425,379 shares were issued by the Company in connection with the Voice-Tel Acquisitions. Such persons collectively have the one-time right to require the Company to file a registration statement under the Securities Act within 90 days of receiving notice of such request, provided that (i) such request must be initiated by an Amway entity or holders of 10% or more of the Registrable Securities (as defined) and (ii) such one-time demand must be made after July 15, 1997 and before the nine month anniversary from the date the acquisition was consummated. The Company anticipates that a valid request to register the foregoing shares of Common Stock will be made promptly after July 15, 1997. See "Description of Capital Stock--Registration Rights" and "Description of Capital Stock--Preferred Stock."

  No prediction can be made as to the effect, if any, that the availability of additional shares for sale will have on the market prices of the Common Stock or the Notes prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock and the Notes and the ability of the Company to raise equity capital in the future.

  In addition, certain holders of registration rights are permitted to include their shares of Common Stock in the shelf registration statement with respect to the resale of the securities offered hereby (the "Shelf Registration Statement") required to be filed by the Company pursuant to the Registration Rights Agreement (as defined herein). Under such circumstances, certain provisions applicable to such registration rights may conflict with various provisions of the Registration Rights Agreement. Although the Company has agreed, among other things, to use all commercially reasonable efforts to eliminate or minimize any adverse effects on the rights of the holders of the securities offered hereby under the Registration Rights Agreement as a result of such registration rights, there can be no assurance that such efforts will be successful and, accordingly, there can be no assurance that the ability of holders of Notes and Common Stock issued upon conversion of the Notes to sell such securities pursuant to the Shelf Registration Statement will not be adversely affected by the assertion or existence of rights by one or more of the holders of such registration rights. See "Description of Notes-- Registration Rights" and "Description of Capital Stock--Registration Rights."

  Potential Adverse Impact of Pending Litigation. The Company has several litigation matters pending, which the Company is defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to the Company, it could have a material adverse effect on the Company's business, operating results or financial condition. Information concerning such litigation matters is contained in the sections entitled "Business--Legal Proceedings" and "Voice-Tel Acquisitions--Legal Proceedings."

  Dependence on Switching Facilities and Computer Telephony Platforms; Damage, Failure and Downtime. The Company currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia and Dallas, Texas, and a POP site in London, England. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators designed to be sufficient to continue operation of the Company's network in the event of a power outage for approximately four days, upgraded backup hardware and fire protection systems. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network or one of the switching facilities as a whole, thereby resulting in an interruption of the Company's services. Such an interruption could have a material adverse effect on the Company. While the Company has not experienced any downtime of its network due to natural disasters or similar events, on occasion the Company has experienced downtime due to various technical failures. When such failures have occurred, the Company has worked to remedy the failure as soon as possible. The Company believes that these technical failures have been infrequent. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $10.8 million per policy year, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

  Factors Affecting Operating Results; Seasonality; Potential Fluctuations in Quarterly Results. The Company's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include the unique nature of strategic relationships into which the Company may enter in the future, changes in operating expenses resulting from such strategic relationships and other factors, the continued acceptance of the Company's licensing program, the financial performance of the Company's licensees, the timing of new service announcements, market acceptance of new and enhanced versions of the Company's services, potential acquisitions, changes in legislation and regulation that may affect the competitive environment for the Company's communications services and general economic and seasonal factors.

  In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues.

  Quarterly revenues are difficult to forecast because the market for the Company's information and telecommunications services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock and the Notes will likely be materially adversely affected.

  Risk of Software Failures or Errors. The software developed and utilized by the Company in providing its services may contain undetected errors. Although the Company engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in the software after the software goes into use. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use Premiere's network or the cancellation by subscribers of their service with Premiere, any of which could have a material adverse effect on the Company. The Company maintains technology errors and omissions insurance coverage of $10.0 million per policy aggregate.

  Dependence Upon Telecommunication Providers; No Guaranteed Supply. The Company does not own a transmission network and, accordingly, depends on WilTel, CTG, Cherry, Sprint and other facilities-based and non-facilities based carriers for transmission of its subscribers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, the Company is dependent upon local exchange carriers for call origination and termination. If there is an outage affecting one of the Company's terminating carriers, the Company's platform automatically switches calls to another terminating carrier if capacity is available. The Company has not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange and local exchange carriers in originating and terminating service for its subscribers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, which could have a material adverse effect on the Company.

  VTN leases capacity on the WilTel backbone to provide connectivity and data transmission within VTN's frame relay network. The lease agreement expires in September 1999. VTN's hub equipment is collocated at various WilTel sites pursuant to collocation agreements that are terminable by either party upon 30 days written notice. Voice-Tel's ability to maintain the network connectivity is dependent upon its access to transmission facilities provided by WilTel or an alternative provider. The Company has no assurance that it will be able to continue such relationship with WilTel beyond the terms of its current agreements with WilTel or that it will be able to find an alternative provider on terms as favorable as those offered by WilTel or on any other terms. If VTN were required to relocate its hub equipment or change its network transmission provider, it could experience shutdowns in its service and increase costs which could have a material adverse effect on its customer relationships and customer retention and, therefore, its business and financial performance and condition.

  Reliance on Major Supplier of Voice Messaging Equipment. Neither the Company nor Voice-Tel manufactures voice messaging equipment used at the voice messaging service centers, and such equipment is currently available from a limited number of sources. The inability of the Company and Voice-Tel to obtain this equipment could result in delays or reduced delivery of messages which would materially and adversely affect the Company's operating results. Although Voice-Tel has not historically experienced any significant difficulty in obtaining equipment required for its operation and believes that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future.

  Regulation. Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the information and telecommunications service industries as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires local exchange carriers to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, the Company could be adversely affected. Moreover, the carriers that provide wholesale services to the Company or terminate and originate the Company's traffic may experience disruptions in service due to factors outside the Company's control, which may cause the Company to lose the ability to complete its subscribers' long distance calls. The Company has made all filings with the FCC necessary to allow the Company to provide interstate and international long distance service. In order to provide intrastate long distance service, the Company is generally required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. Premiere has made the filings and taken the actions it believes are necessary to become certified or tariffed to provide intrastate card services to customers throughout the United States, except in two states, Alaska and Hawaii, which have historically had restrictions making the cost prohibitive in light of the immaterial amount of intrastate traffic the Company handles in those states. This, however, has recently changed and the Company anticipates authorization with respect to Hawaii in 1997 and with respect to Alaska in 1998. To date, the Company has not been denied any licenses or tariffs. The Company has received authorization to provide intrastate card services in 44 states, and is seeking authorization to provide intrastate card services in four states. With the exception of one state, New Mexico, in which the Company's application to provide "0+" service is pending, the Company has received authorization to provide "0+" service in each state where the Company provides such service. The Company's platform does not prevent subscribers from using the platform to make intrastate long distance calls in any state, including states in which the Company has not received approval to provide intrastate long distance services. There can be no assurance that the Company's provision of intrastate card services and "0+" service in states where it is not certified or tariffed to provide such services will not have a material adverse effect on the Company's business, operating results or financial condition.

  On February 8, 1996, the President signed into law the 1996 Act which will allow local exchange carriers, including the RBOCs, to provide inter-LATA long distance telephone service and which also grants the FCC authority to deregulate other aspects of the telecommunications industry. The new legislation may result in increased competition to the Company from others, including the RBOCs, and increased transmission costs in the future. In addition, the Company may be subject to additional regulatory requirements and fees as a result of changes made by the 1996 Act.

  In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve Board recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

  Risks Associated with International Expansion. A key component of the Company's strategy is its planned expansion into international markets. In 1996, the Company opened a POP site in London, England and the Company intends to pursue long term strategic relationships with European partners. The Company also intends to establish high speed client/server networks of personal computers (called "Telnodes") and PCs utilizing the Company's proprietary software (called "Network Managers") in New Zealand, Canada and potentially other countries in 1997. Voice-Tel is currently pursuing an international expansion strategy and currently has service centers in Canada, Australia, New Zealand and Puerto Rico and is targeting the opening of a United Kingdom service center in the third quarter of 1997. If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, the Company's business, operating results or financial condition could be materially adversely affected. To date, the Company has only limited experience in marketing and distributing its services internationally. There can be no assurance that the Company will be able to successfully establish the proposed international Telnodes and Network Managers, or to market, sell and deliver its services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, all of which could have a material adverse effect on the performance of the Company's international operations.

  Risk of Loss From Returned Transactions; Fraud; Bad Debt; Theft of
Services. The Company uses two principal financial payment clearance systems: the Federal Reserve's Automated Clearing House for electronic fund transfers and the national credit card systems for electronic credit card settlement. In its use of these established payment clearance systems, the Company generally bears credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to the Company's network and obtained services without rendering payment to the Company by unlawfully using the access numbers and PINs of authorized users. No assurance can be given that future losses due to unauthorized use of access numbers and PINs will not be material. The Company attempts to manage these risks through its internal controls and proprietary billing system. The Company's computer telephony platform prohibits a single access number and PIN from establishing multiple simultaneous connections to the platform, and the Company establishes preset spending limits for each subscriber. Although the Company believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company's business, operating results or financial condition.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes in this offering are estimated to be $145.0 million ($166.8 million if the Initial Purchasers' over-allotment option is exercised in full), after deducting the Initial Purchasers' discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes, including capital expenditures and working capital. In addition, the Company may apply a portion of the net proceeds of this offering to acquire complementary businesses, products or technologies. As part of its ongoing corporate development activities, the Company expects that it will be considering acquisition opportunities on a regular basis. In this regard, the Company currently is considering, on a preliminary basis, certain acquisition opportunities. There can be no assurance, however, that suitable acquisition candidates will be identified or that any acquisition will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                CAPITALIZATION

  The following table sets forth as of March 31, 1997 (i) the unaudited actual capitalization of the Company without giving effect to the Voice-Tel Acquisitions, (ii) the unaudited pro forma capitalization of the Company after giving effect to the Significant Acquisitions and (iii) such unaudited pro forma capitalization as adjusted to give effect to the issuance and sale of the Notes offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                      MARCH 31, 1997
                                           ------------------------------------
                                                                   PRO FORMA
                                            ACTUAL  PRO FORMA(1) AS ADJUSTED(1)
                                           -------- ------------ --------------
                                                      (IN THOUSANDS)
Current maturities of long-term debt
 (capital lease obligations).............. $  4,406   $ 12,921      $ 12,921
                                           ========   ========      ========
Notes payable, non current................       12     13,349        13,349
Capital lease obligations, non current....      160      3,383         3,383
Long-term debt:
  5 3/4% Convertible Subordinated Notes
   due 2004...............................      --         --       $150,000
                                           --------   --------      --------
    Total long-term debt..................      172     16,732       166,732
Shareholders' equity
  Common stock, $0.01 par value;
   150,000,000 shares     authorized;
   24,094,769, 31,525,066 and 31,525,066
   shares outstanding,
   respectively(2)(3).....................      241        289           289
  Additional paid in capital..............  125,798    127,410       127,410
  Accumulated earnings (deficit)..........    1,895     40,751        40,751
                                           --------   --------      --------
    Total shareholders' equity............  127,934     86,948        86,948
                                           --------   --------      --------
      Total Capitalization................ $128,106   $103,680      $253,680
                                           ========   ========      ========

--------
(1) Reflects a $32.5 million reduction in accumulated earnings, total shareholders' equity and total capitalization to give effect to a charge (at an assumed level of $45 million), net of the related income tax effect, for certain transaction expenses and restructuring and related costs (including severance costs, charges for asset impairment and costs related to exiting the franchise business and closing certain facilities) attributable to the Voice-Tel Acquisitions.
(2) Excludes (i) 7,498,654 shares of Common Stock issuable upon exercise of options and warrants outstanding as of March 31, 1997, with a weighted average exercise price of $4.71; (ii) approximately 45,392 shares of Common Stock issuable upon the exercise of options assumed by the Company in the Voice-Tel Acquisitions, with a weighted average exercise price of $18.76; and (iii) 1,950,000 shares of Common Stock issuable upon the exercise of options and warrants granted to employees, consultants and advisors subsequent to March 31, 1997 through June 25, 1997, with a weighted average exercise price of $24.14. Also excludes shares of Common Stock issuable upon conversion of the Notes.
(3) Pro Forma and Pro Forma As Adjusted columns include one share of Series B Voting Preferred Stock, par value $.01 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in connection with the Company's consolidated financial statements and the related notes thereto included elsewhere herein. Effective December 31, 1994, the Company changed its fiscal year end from March 31 to December 31.

  The Voice-Tel Entities will have a significant impact on the Company's results of operations in future reporting periods. Except as otherwise specifically indicated below, no discussion of the Voice-Tel Entities is included in this Management's Discussion and Analysis of Financial Condition and Results of Operations.


OVERVIEW

  Premiere is a network-based computer telephony company specializing in the integration of information and telecommunications services. The Company delivers its services through its advanced computer telephony platform, which is accessible from, and provides access to, a variety of devices including the telephone, fax machine, pager and computer. The platform is modular and scalable, with an open-systems design and the EBIS, which allows the Company to quickly customize its services to meet the needs of its subscribers and business partners and to easily expand system capacity.

  Premiere's revenues consist of: (i) subscriber services from information and telecommunications services; (ii) license fees from use of its computer telephony platform by customers of companies that have licensing relationships with Premiere; and, to a lesser extent, (iii) other revenues, primarily long distance charges from hospitality services. Subscriber services revenues from information and telecommunications services, including Premiere WorldLink, AFCOM and co-branded services, are based primarily on a per minute charge. License fees are contracted on a long term basis and are generally based on a per minute charge and, in certain circumstances, a per usage charge. Other revenue charges are based on long distance rates established by the Company depending upon the originating location of the call, and other various methods.

  Cost of services consists primarily of transmission costs. Licensees generally arrange for, and directly bear the cost of, transmission. Consequently, while the per minute fees for licensee platform usage are lower than those for the subscriber services, the gross margin from license arrangements is considerably higher than for subscriber services.

  Selling and marketing expenses include commissions to co-branded partners, strategic partners and financial institutions that promote the Company's AFCOM services and businesses participating in the hospitality program, the cost of print advertisements, direct sales force salaries and commissions, travel and entertainment expenses, bad debt expense and other operating costs related to the selling and marketing functions.

  General and administrative expenses include salaries and benefits (except for selling and marketing salaries), rent and facility expense, accounting and audit fees, legal fees, property taxes and other administrative expenses.

  Depreciation and amortization includes depreciation of computer and network operations equipment and amortization of intangible assets. The Company provides for depreciation using the straight-line method of depreciation over the estimated useful lives of the assets, which range from five to ten years, with the exception of leasehold improvements which are depreciated on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the assets. Amortization of intangible assets includes deferred software development costs and the WorldCom strategic alliance contract intangible, which are amortized over five years and 25 years, respectively. In addition, the Company anticipates recording goodwill of approximately $16.9 in connection with the Voice-Tel Acquisitions, which the Company anticipates will be amortized over 40 years.

  Premiere electronically bills most subscriber services revenue directly to the subscriber's credit card or bank account using the EBIS. The Company bills subscribers at least monthly and in certain instances more frequently if a particular subscriber exceeds pre-set spending limits. Because substantially all of the Company's subscriber services are billed electronically through the EBIS, the Company believes it has shortened the collection cycle compared to a traditional 30-day non-electronic billing arrangement. License fees are generally billed and invoiced on a 30-day basis.

  The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and software costs, to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

  In connection with the Voice-Tel Acquisitions, the Company will take a charge in the second quarter of 1997 of approximately $40 million to $45 million. In addition, in connection with the CNC litigation discussed under "Business--Legal Proceedings," the Company currently anticipates that it will establish a reserve in the second quarter of 1997 for anticipated legal expenses and settlement costs in an amount of up to $1.5 million.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, the percentage relationship of certain statement of operations items to total revenues.

                          NINE MONTHS                                            THREE MONTHS
                             ENDED                   YEAR ENDED                      ENDED
                          ------------ -------------------------------------- -------------------
                          DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, MARCH 31, MARCH 31,
                              1994       1994(1)        1995         1996       1996      1997
                          ------------ ------------ ------------ ------------ --------- ---------
Revenues:
 Subscriber services....      64.8%        66.0%        67.6%        70.2%       71.4%    65.6%
 License fees...........      21.0         19.4         26.6         26.5        22.7      32.7
 Other revenues.........      14.2         14.6          5.8          3.3         5.9       1.6
                             -----        -----        -----        -----       -----     -----
 Total revenues.........     100.0        100.0        100.0        100.0       100.0     100.0
Cost of Services........      33.6         35.2         34.1         32.1        34.2      32.9
                             -----        -----        -----        -----       -----     -----
Gross Margin............      66.4         64.8         65.9         67.9        65.8      67.1
                             -----        -----        -----        -----       -----     -----
Operating Expenses:
 Selling and marketing..      36.3         37.5         32.5         32.6        36.2      24.9
 General and
  administrative........      21.9         23.4         20.0         16.9        17.0      11.3
 Depreciation and
  amortization..........       3.0          4.2          3.1          4.3         3.4       6.6
 Charge for purchased
  research and
  development...........       0.0          0.0          0.0         21.2         0.0       0.0
 Accrued litigation
  costs.................       0.0          0.0          0.0          2.4         0.0       0.0
                             -----        -----        -----        -----       -----     -----
 Total operating
  expenses..............      61.2         65.1         55.6         77.4        56.6      42.8
Operating Income
 (Loss).................       5.2         (0.3)        10.3         (9.5)        9.2      24.3
                             -----        -----        -----        -----       -----     -----
Other Income (Expense):
 Interest income........       1.5          1.5          1.3          4.9         2.6       3.7
 Interest expense.......      (2.9)        (2.9)        (1.6)        (0.4)       (0.9)    (0.4)
 Other, net.............       0.5          0.4          0.1          0.2        (0.0)      0.2
                             -----        -----        -----        -----       -----     -----
 Total other income
  (expense).............      (0.9)        (1.0)        (0.2)         4.7         1.7       3.5
                             -----        -----        -----        -----       -----     -----
Net Income (Loss) Before
 Income Taxes and
 Extraordinary Loss.....       4.3         (1.3)        10.1         (4.8)       10.9      27.9
Provision for (Benefit
 From) Income Taxes.....       0.6          0.5          1.5         (3.1)        3.7       7.9
                             -----        -----        -----        -----       -----     -----
Net Income (Loss) Before
 Extraordinary Loss.....       3.7         (1.8)         8.6         (1.7)        7.2      20.0
Extraordinary Loss on
 Early Extinguishment of
 Debt, Net of Tax Effect
 of $37,880.............       0.0          0.0          0.0          0.1         0.6       0.0
                             -----        -----        -----        -----       -----     -----
Net Income (Loss).......       3.7%        (1.8)%       8.6%         (1.8)%       6.6%     20.0%
                             =====        =====        =====        =====       =====     =====

-------
(1) Year ended December 31, 1994 data was derived from the nine months ended December 31, 1994 data and the unaudited interim data for the three months ended March 31, 1994. The data is presented for comparative purposes and additional analysis.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Revenues. Total revenues increased $8.8 million or 87.1% from $10.1 million in the three months ended March 31, 1996 to $18.9 million in the three months ended March 31, 1997. Subscriber services revenues increased $5.2 million or 72.2% from $7.2 million in the three months ended March 31, 1996 to $12.4 million in the three months ended March 31, 1997. This increase was due primarily to increased revenues from Premiere WorldLink subscriber services resulting from response to the Company's print advertising campaign and additional co-branded relationships which were in existence during the three months ended March 31, 1997. In addition, the increase in subscriber services was also due in part to a nonrecurring debit card arrangement in existence during the first quarter of 1997. AFCOM subscriber services revenues declined $0.4 million or 19.0% from $2.1 million in the three months ended March 31, 1996 to $1.7 million in the three months ended March 31, 1997. This decrease was attributable primarily to certain branches of the military modifying their payroll practices to require direct deposit, which has resulted in a reduction in the level of banking activity at certain military financial institutions with which the Company has marketing arrangements. The Company has revised its AFCOM marketing strategy to address this situation. License fee revenues increased $3.9 million or 169.6% from $2.3 million in the three months ended March 31, 1996 to $6.2 million in the three months ended March 31, 1997. This increase was due to the establishment of additional licensing relationships and increased revenues from existing licensees. Other revenues decreased $284,000 or 47.9% from $593,000 in the three months ended March 31, 1996 to $309,000 in the three months ended March 31, 1997. This decrease was attributable primarily to nonrecurring system design and development revenues in the three months ended March 31, 1996.

  On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the Bankruptcy Code. CNC accounted for none of the Company's licensing revenues and total revenues in the three months ended March 31, 1997, although it accounted for 47.8% and 10.9% of the Company's licensing revenues and total revenues in the first quarter of 1996, respectively. The Company is owed approximately $627,000 by CNC; however, the transmission provider (WorldCom Network Services, Inc.) for CNC is also obligated to pay this amount to the Company. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  Cost of Services. Cost of services increased $2.7 million or 77.1% from $3.5 million in the three months ended March 31, 1996 to $6.2 million in the three months ended March 31, 1997. These expenses decreased as a percentage of revenues from 34.7% in the three months ended March 31, 1996 to 32.8% in the three months ended March 31, 1997. The decrease in cost of services as a percentage of revenues reflects higher margins resulting from relatively lower per minute transmission costs and the relative increase in contribution from license fees, which have a lower cost of services because the licensees bear the cost of call transmission.

  Selling and Marketing Expenses. Selling and marketing expenses increased $1.0 million or 27.0% from $3.7 million in the three months ended March 31, 1996 to $4.7 million in the three months ended March 31, 1997. This increase was due to greater expenditures on print advertising and other selling and marketing costs related to the increase in subscribers and revenues. These expenses decreased as a percentage of revenues from 36.6% in the three months ended March 31, 1996 to 24.9% in the three months ended March 31, 1997. This decrease resulted from improved operating leverage related to increased recurring revenues.

  General and Administrative Expenses. General and administrative expenses increased $0.4 million or 23.5% from $1.7 million in the three months ended March 31, 1996 to $2.1 million in the three months ended March 31, 1997. This increase was due primarily to increased numbers of employees and related expenses to support the Company's growth. These expenses decreased as a percentage of revenues from 16.8% in the three months ended March 31, 1996 to 11.1% in the three months ended March 31, 1997. This decrease resulted from approved operating leverage related to increased recurring revenues.

  Depreciation and Amortization Expenses. Depreciation and amortization expenses increased $856,000 or 248.8% from $344,000 in the three months ended March 31, 1996 to $1.2 million in the three months ended March 31, 1997. This increase was due primarily to depreciation of additional equipment acquired during the last three quarters of 1996 and the three months ended March 31, 1997.

  Operating Income. Operating income increased $3.7 million or 396.6% from $933,000 in the three months ended March 31, 1996 to $4.6 million in the three months ended March 31, 1997.

  Interest Income. Interest income increased $441,000 or 165.8% from $266,000 in the three months ended March 31, 1996 to $707,000 in the three months ended March 31, 1997. This increase was attributable to the Company receiving the full benefit for the entire first quarter of 1997 from the investment of the proceeds from the Company's initial public offering in March 1996, as compared to the partial quarter of benefit in the three months ended March 31, 1996.

  Interest Expense. Interest expense decreased $12,000 or 13.3% from $90,000 in the three months ended March 31, 1996 to $78,000 in the three months ended March 31, 1997. This decrease is attributable to the early extinguishment of long term debt during the first quarter of 1996.

  Income Taxes. Income taxes increased $1.1 million or 296.5% from $371,000 in the three months ended March 31, 1996 to $1.5 million in the three months ended March 31, 1997. The Company's effective tax rate was less than the statutory rate during these periods as a result of the use of net operating loss carryforwards and the tax savings effect of investing in certain non-taxable and tax-reduced instruments.

  Net Income. As a result of the foregoing, net income increased $3.1 million or 459.9% from $674,000 in the three months ended March 31, 1996 to $3.8 million in the three months ended March 31, 1997. As a percentage of revenues, net income increased from 6.7% in the three months ended March 31, 1996 to 20.1% in the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Total revenues increased 133.6% from $22.3 million in the year ended December 31, 1995 to $52.1 million in the year ended December 31, 1996. Subscriber services revenues increased 142.4% from $15.1 million in the year ended December 31, 1995 to $36.6 million in the year ended December 31, 1996, due primarily to increased revenues from Premiere WorldLink subscriber services. Revenues from Premiere WorldLink subscriber services increased principally as a result of response to the Company's print advertising campaign, which was substantially expanded starting in January 1996, as well as the Company's entering into additional co-branded relationships. Revenues from AFCOM subscriber services decreased 11.5% from $8.7 million in the year ended December 31, 1995 to $7.7 million in the year ended December 31, 1996, primarily due to certain branches of the military modifying their payroll practices to require direct deposit upon entering active duty. This requirement has resulted in a reduction in the level of banking activity at certain military financial institutions with which the Company has marketing arrangements. The Company has revised its AFCOM marketing strategy to attempt to address this situation. License fees increased 133.9% from $5.9 million in the year ended December 31, 1995 to $13.8 million in the year ended December 31, 1996, due to both the establishment of additional licensing relationships and increased revenues from existing licensees. Other revenues increased 30.8% from $1.3 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. This increase was attributable primarily to non-recurring system design and development revenues.

  On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the Bankruptcy Code. CNC accounted for 19.6% and 5.2% the Company's licensing revenues and total revenues, respectively, during the year ended December 31, 1996. CNC owed the Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WilTel, is also obligated to pay this amount to the Company. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  Cost of Services. Cost of services increased 119.7% from $7.6 million in the year ended December 31, 1995 to $16.7 million in the year ended December 31, 1996, but decreased as a percentage of revenues from 34.1% in the year ended December 31, 1995 to 32.1% for the same period of 1996. The decrease in cost of services as a percentage of revenues reflects higher margins resulting from relatively lower per minute transmission costs and the relative increase in contribution from license fees, which have a lower cost of services because the licensees bear the cost of call transmission.

  Selling and Marketing Expenses. Selling and marketing expenses increased 132.9% from $7.3 million in the year ended December 31, 1995 to $17.0 million in the year ended December 31, 1996, and decreased as a percentage of revenues from 32.7% to 32.6%. The increase in selling and marketing expenses was due primarily to greater expenditures on print advertising and other selling and marketing costs related to the increase in subscribers and revenues, and an increase in bad debt expense during the fourth quarter of 1996. Despite the increase in bad debt expense, the Company was still able to maintain selling and marketing costs as a percentage of revenues consistent with the prior year.

  General and Administrative Expenses. General and administrative expenses increased 95.6% from $4.5 million in the year ended December 31, 1995 to $8.8 million in the year ended December 31, 1996, due primarily to an increased number of employees and related expenses to support the Company's growth. These expenses decreased as a percentage of revenues from 20.2% in the year ended December 31, 1995 to 16.9% for the same period in 1996. This decrease was attributable primarily to increased operating leverage resulting from higher revenues.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased 230.0% from $697,000 in the year ended December 31, 1995 to $2.3 million in the year ended December 31, 1996. This increase was due to depreciation of additional equipment acquired during the period and the amortization of the strategic alliance contract intangible.

  Charge for Purchased Research and Development. This is a one-time charge in an amount equal to the estimated value of in-process research and development projects acquired in the acquisition of TeleT. See Note 3 of Notes to Consolidated Financial Statements incorporated herein by reference.

  Accrued Litigation Costs. This is a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve the patent infringement suit filed by AudioFAX. On February 11, 1997, the Company entered into a long term, non-exclusive license agreement with AudioFAX settling the litigation. The one-time charge was adequate to cover the actual costs of litigation and the cost of the license agreement is not expected to have a material effect on the Company's earnings. See Note 11 of Notes to Consolidated Financial Statements incorporated herein by reference.

  Income Taxes. Income taxes decreased from a provision of $330,000 in the year ended December 31, 1995 to a benefit of $1.6 million in the year ended December 31, 1996. In the year ended December 31, 1995, the Company's effective income tax rate was less than the statutory rate due to the use of net operating loss carryforwards. At December 31, 1996, the Company had a total deferred tax asset of $11.1 million, principally due to net operating losses for tax purposes generated upon the exercise by employees of non-qualified stock options which generated compensation expense for tax purposes in excess of compensation expense as recorded by the Company in accordance with GAAP. In accordance with GAAP, the related tax benefit of this deduction was credited to additional paid-in-capital and accordingly, did not reduce operating tax expense recognized by the Company.

  Net Income (Loss). The Company recognized net income of $1.9 million in the year ended December 31, 1995 and a net loss of $956,000 in the year ended December 31, 1996. Excluding the one-time charges for in-process research and development and accrued litigation costs and the related tax effect, net income would have increased 242.1% from $1.9 million in the year ended December 31, 1995 to $6.5 million in the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  General. Year ended December 31, 1994 data was derived from the nine months ended December 31, 1994 data and the unaudited interim data for the three months ended March 31, 1994.

  Revenues. Total revenues increased 123.0% from $10.0 million in the year ended December 31, 1994 to $22.3 million in the year ended December 31, 1995. Subscriber services revenues increased 128.8% from $6.6 million in the year ended December 31, 1994 to $15.1 million in the year ended December 31, 1995, due primarily to increased revenues from both Premiere WorldLink and AFCOM subscriber services. Revenues from Premiere WorldLink subscriber services increased principally as a result of response to the Company's print advertising campaign and additional co-branded relationships. Revenues from AFCOM subscriber services increased principally due to additional AFCOM marketing relationships and response to the Company's AFCOM direct mail advertising campaign. License fees increased 210.5% from $1.9 million in the year ended December 31, 1994 to $5.9 million in the year ended December 31, 1995, due to both the establishment of additional licensing relationships and increased revenues from existing licensees. A marked portion of this increase was due to the Company's relationship with CNC which accounted for approximately $1.5 million of the increase in license fees from the year ended December 31, 1995 compared to year ended December 31, 1994. Other revenues decreased 13.3% from $1.5 million for the year ended December 31, 1994 to $1.3 million for the year ended December 31, 1995.

  Cost of Services. Cost of services increased 117.1% from $3.5 million in the year ended December 31, 1994 to $7.6 million in the year ended December 31, 1995, but decreased as a percentage of revenues from 35.0% in the year ended December 31, 1994 to 34.1% for the same period of 1995. The decrease in cost of services as a percentage of revenues reflects higher margins resulting from relatively lower per minute transmission costs and the relative increase in contribution from license fees, which have a lower cost of services because the licensees bear the cost of call transmission.

  Selling and Marketing Expenses. Selling and marketing expenses increased 92.1% from $3.8 million in the year ended December 31, 1994 to $7.3 million in the year ended December 31, 1995, and decreased as a percentage of revenues from 38.0% to 32.7%. The increase in selling and marketing expenses was due primarily to greater expenditures on print advertising and other selling and marketing costs related to the increase in subscribers and revenues.

  General and Administrative Expenses. General and administrative expenses increased 95.7% from $2.3 million in the year ended December 31, 1994 to $4.5 million in the year ended December 31, 1995 due primarily to an increased number of employees and related expenses to support the Company's growth. These expenses decreased as a percentage of revenues from 23.0% in the year ended December 31, 1994 to 20.2% for the same period in 1995. This decrease was attributable primarily to increased operating leverage resulting from higher revenues.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased 66.0% from $420,000 in the year ended December 31, 1994 to $697,000 in the year ended December 31, 1995. This increase was due to depreciation of additional equipment acquired during the period.

  Income Taxes. Income taxes increased from $48,000 in the year ended December 31, 1994 to $330,000 in the year ended December 31, 1995, reflecting income taxes payable on the Company's net income in the year ended December 31, 1995, as compared to the Company's net loss in the year ended December 31, 1994. The Company's effective income tax rate was less than the statutory rate due to the use of net operating loss carry forwards. At December 31, 1995, the Company had a deferred tax asset of $2.5 million, principally due to net operating losses for tax purposes generated upon the exercise by employees of non-qualified stock options which generated compensation expense for tax purposes in excess of compensation expense as recorded by the Company in accordance with GAAP. In accordance with GAAP, the related tax benefit of this deduction was credited to additional paid-in-capital and accordingly, did not reduce operating tax expense recognized by the Company.

  Net Income (Loss). The Company recognized a net loss of $180,000 in the year ended December 31, 1994 and net income of $1.9 million in the year ended December 31, 1995. This increase reflects higher revenues achieved in the year ended December 31, 1995 for all of the Company's services and the increased gross margin contribution of license fees compared to the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operating activities provided cash of $730,000, $3.1 million and $12.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $2.26 million and $2.29 million for the three months ended March 31, 1996 and 1997, respectively. Cash provided by operating activities for the nine months ended December 31, 1994 and the year ended December 31, 1994, reflects the Company's attainment of a level of operating revenues sufficient to cover its operating costs due to increased subscribers to the Company's AFCOM and Premiere WorldLink services and increased revenues from license fees. The increase in cash provided by operating activities in the year ended December 31, 1995, as compared to earlier periods, reflects the acceleration of the growth of the Company's subscriber base during that period and the relatively greater contribution from license fees with their associated higher gross margin. The increase in cash provided by operating activities in the year ended December 31, 1996 reflects the acceleration of the growth of the Company's subscriber base during the period and increased income from the investment of the net proceeds from the Company's initial public offering. Cash flows provided by operations were 12.2% of revenues for the three month period ended March 31, 1997 as compared with 22.4% for the period ended March 31, 1996. Working capital requirements associated with increased activity in license and retail programs accounted for the majority of the decline.

  The Company's investing activities used cash of $4.4 million, $2.9 million and $84.6 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $76.3 million and $5.9 million for the three months ended March 31, 1996 and 1997, respectively. The Company's investing activities for the nine months ended December 31, 1994 and the year ended December 31, 1994 consisted primarily of the investment of $3.5 million of the proceeds of the Company's sale of Series 1994 Preferred Stock (which was converted into Series A Preferred Stock in December 1995) and $819,000 in purchases of property and equipment. Cash used in investing activities for the year ended December 31, 1995, consisted primarily of purchases of property and equipment. The Company's investing activities for the year ended December 31, 1996 consisted primarily of purchases of investments in the amount of $63.8 million. Additionally, the Company purchased property and equipment of $13.7 million. The Company also used cash to partially fund certain acquisitions and strategic alliances during the year ended December 31, 1996. Net cash used in investing activities was $5.9 million for the three month period ended March 31, 1997. The Company made capital expenditures of approximately $5.2 million during the period consisting primarily of the purchase of computer telephony to expand and upgrade its Atlanta switching facility capacity and to continue development associated with the NationsBank Call Center program. See Notes 2 and 3 of Notes to Consolidated Financial Statements incorporated herein by reference.

  The Company's financing activities provided cash of $3.9 million, $223,000 and $77.0 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $74.4 million and $1.5 million for the three months ended March 31, 1996 and 1997, respectively. Cash used in financing activities for the nine months ended December 31, 1994 reflects principal payments under capital leases offset by proceeds from subscriptions for common stock. Cash provided by financing activities for the year ended December 31, 1995 reflects proceeds from exercises of stock options. Cash provided in the year ended December 31, 1996 was primarily from the net proceeds of the Company's initial public offering in March 1996. Additionally, proceeds from the repayment of the above mentioned subscriptions for common stock also provided cash of $2.4 million in 1996. These sources of cash were partially offset in 1996 by the repayment of notes payable outstanding at December 31, 1995 as well as payment of dividends on Preferred Stock. Cash provided by financing activities for the quarter ended March 31, 1997 consisted mainly of line-of-credit borrowings of approximately $1.6 million which were used to pay amounts owed in connection with the license arrangement entered into with AudioFAX. See Notes 2, 4, 6 and 11 of Notes to Consolidated Financial Statements incorporated herein by reference.

  The Company has financed its cash requirements through a combination of equity and debt financing and, beginning in the year ended December 31, 1994, through cash flows from operating activities. In May 1992, the Company borrowed $1.0 million (the "First Sirrom Note") from Sirrom Capital Corporation ("Sirrom"), an independent lender unaffiliated with the Company, which was used to fund the Company's operations and for capital expenditures. In December 1993, the Company borrowed an additional $1.0 million from Sirrom (the "Second Sirrom Note") (the First Sirrom Note and Second Sirrom Note are referred to as the "Sirrom Notes"). In connection with entering into the Sirrom Notes, the Company granted Sirrom warrants to purchase an aggregate of 568,392 shares of Common Stock at $0.042 per share, the terms of which do not require the cancellation or exercise of the warrants upon repayment of the Sirrom Notes. The Company used $2.0 million of the net proceeds of its initial public offering to retire the Sirrom Notes in March 1996. In January 1994, the Company issued 8% cumulative Series A Preferred Stock to NationsBanc Capital Corporation ("NationsBanc"), from which it realized net proceeds of $3.9 million. In connection with the issuance of the Company's Series A Preferred Stock, all of the Company's outstanding 1993 Preferred Stock and Debentures were converted into Common Stock. A portion of the net proceeds of the Second Sirrom Note and the issuance of the Series A Preferred Stock was used to fund operations. The Company invested the remainder of the proceeds of the Second Sirrom Note and the Series A Preferred Stock, amounting to $3.5 million, in short-term interest-bearing securities. On January 19, 1996, the Company exercised its right to redeem the Series A Preferred Stock from NationsBanc. On February 1, 1996, NationsBanc elected to convert all of the Series A Preferred Stock into Common Stock. Thus, effective February 1, 1996, all outstanding shares of Series A Preferred Stock were converted into 3,095,592 shares of Common Stock. In connection with the conversion, the Company paid NationsBanc $677,000 in accrued but unpaid dividends and interest on the Series A Preferred Stock during the year ended December 31, 1996. In connection with the Company's initial public offering, the Company issued 4,570,000 shares of its $0.01 par value Common Stock in March 1996. The Company received net proceeds of $74.6 million after the underwriting discount and expenses of the offering.

  The Company had working capital of $64.8 million, $69.6 million and $5.5 million at March 31, 1997, December 31, 1996 and 1995, respectively. In October 1996, the Company established a $5 million line-of-credit with NationsBank, N.A. to facilitate interim capital equipment financing needs. As of June 13, 1997, the Company had no borrowings under the line-of-credit.

  In April 1997, the Company established a $30 million short-term line of credit with NationsBank, N.A. (the "NationsBank Loan") that matures on June 30, 1997. As of June 13, 1997, the Company had total borrowings of $6.7 million outstanding under the line-of-credit. The Company plans to repay all or a portion of the NationsBank Loan with the proceeds of maturing investments in the Company's investment portfolio. The Company is currently negotiating a longer term credit facility that it expects to have in place before the maturity of the NationsBank Loan, and the Company may choose to repay a portion of the NationsBank Loan with the proceeds of borrowings under the new credit facility.

  The Company's principal commitments consist of an obligation under a capital lease for switching equipment, which amounted to $456,000, $524,000 and $528,000 at March 31, 1997, December 31, 1996 and 1995, respectively, and the NationsBank, N.A. lines-of-credit discussed above. The Company believes that funds provided by operations, available borrowings under its line of credit, current amounts of cash, cash equivalents and short term investments, including the net proceeds of the Company's initial public offering, and the net proceeds of this offering will be sufficient to meet its capital requirements for at least the next 12 months.

                                   BUSINESS

GENERAL

  Except as otherwise specifically indicated below, no discussion of the Voice-Tel Entities is included in this Business section.

  Premiere is a network-based computer telephony company specializing in the integration of information and telecommunications services. The Company delivers its services through its advanced computer telephony platform, which is accessible from, and provides access to, a variety of devices, including the telephone, fax machine, pager and computer. The Company's platform is modular and scalable, with an open-systems design which allows the Company to quickly customize its services to meet the needs of its subscribers and business partners and to easily expand system capacity.

  The Company's growth to date has been based primarily upon the sale of Premiere WorldLink communications services in both the retail and wholesale markets. WorldLink services include worldwide long distance calling, voice mail, fax mail, text-to-voice e-mail, conference calling, financial news, headline news, sports updates, weather reports, active message notification, travel and concierge services, electronic banking and bill payment and "call connect" services. Individuals may subscribe to Premiere's WorldLink services through direct distribution channels or through one of Premiere's co-branded or licensing relationships with companies such as DeltaTel, WorldCom and CompuServe. These measured 800 number access services have catered primarily to the mobile business traveler and have been marketed and offered through communications cards. The Company intends to expand its markets through the development and implementation of its new Orchestrate product line and network-based call center technology.

  The Company's September 1996 acquisition of TeleT, an Internet-based technology development company, made possible the development of Orchestrate, which the Company believes will be the first network-based product to fully integrate the functionality of telephones and computers. Orchestrate will allow subscribers to control their communications through either a computer or telephone, according to their own preferences independent of how a communication was originally sent. As currently designed, Orchestrate functions will include messaging, conference calling, information services and a personal home page on the Web, which subscribers will be able to utilize without the purchase of any special software or hardware. Premiere has begun to launch and implement its Orchestrate product line during 1997.

  Premiere recently began to implement its network-based call center technology with NationsBanc Services, an affiliate of NationsBank Corporation, the nation's fourth largest banking company. This technology will allow Premiere to streamline and enhance call processing and distributing for financial institutions and other large corporations.

INFORMATION AND TELECOMMUNICATIONS SERVICES

  WorldLink Communications Services. Premiere's computer telephony platform provides subscribers with a single point of access for information and telecommunications services. The platform can communicate with a wide variety of communications devices. Subscribers can access the platform from virtually any telephone worldwide, and access is toll-free from telephones in the United States and approximately 60 other countries and territories. After accessing the platform from a telephone, the subscriber is presented with a variety of options that can be configured in different ways depending upon how Premiere or its partners position the following services:

    Worldwide Long Distance. Subscribers can place worldwide long distance calls at rates that are generally significantly lower than the standard card plan rates currently charged by AT&T, MCI, Sprint or in the case of United Kingdom subscribers, British Telecom.

    Messaging. Premiere offers a universal inbox for voice, fax and e-mail messages. Subscribers are notified of new messages every time they access Premiere's platform, and subscribers can receive message notification through any pager. The messaging services are offered as part of the Premiere WorldLink communications services package, and also through Premiere's Message Center and E-Mail Message Center services. The messaging functionality for each of these services is very similar, but the orientation, prompts and positioning differ considerably. The individual messaging functions are described below:

      Voice Mail. Premiere's voice mail service provides traditional voice mail features, allowing subscribers to customize their mailbox greetings and to receive, retrieve, save and delete voice mail messages.

      Fax Mail. The fax mail service allows subscribers to receive and store facsimile transmissions no matter where they travel. Senders of facsimile messages may attach a voice mail message identifying the facsimile. The recipient is able to later instruct the system to forward the stored facsimiles to a specified location.

      E-Mail. E-mail messages can be read to the subscriber over the telephone using Premiere's advanced text-to-speech functionality. E-mail messages can also be sent to any fax machine. In addition, subscribers can respond to e-mail by choosing from a variety of standard responses.

    Information Services. Subscribers can access financial news, headline news, sports updates, weather reports and other information updates, provided on the system through feeds from Cable News Network, Inc. ("CNN") and a subsidiary of the Chicago Tribune. These services are frequently updated and the information is accessible by a series of menus presented to the user via voice prompts. Information is first presented in a general format, with the subscriber then being given the option to retrieve more detailed information on the topic selected.

    Conference Calling. Subscribers can initiate conference calls involving up to six parties. The conference calling feature is automated and the subscriber is guided through each step.

    Enhanced Travel and Concierge Services. Premiere offers travel and concierge services through its platform which allow subscribers to make lodging, airline, rental car, dining and golf reservations and to obtain concert, theater and sporting event tickets. In addition, Premiere's concierge services provide subscribers with access to travel assistance services, including emergency medical referrals, legal referrals, tracing and redirecting lost luggage and pre-trip destination information. A record of each use by a subscriber of the travel and concierge feature is maintained so that the subscriber is provided with increasingly efficient and personalized service.

    Electronic Banking and Bill Payment. In connection with its relationship with Checkfree Corporation ("Checkfree"), Premiere offers subscribers the option to pay bills electronically through its platform.

    "Call Connect" Service. Premiere offers a service that allows inbound callers to the platform to send a message to a subscriber's pager informing the subscriber that the subscriber has an incoming call. The system prompts inbound callers to identify themselves and records this information. While the inbound caller waits on the line, the subscriber can then call the platform and be informed of the identity of the inbound caller. The subscriber then has the choice of having the platform automatically connect the two calls or route the original call to voice mail.

    Other. Premiere provides its subscribers with other services, including speed dialing, certain travel services, sequential calling, operator assistance, detailed transaction statements on demand and detailed voice prompts, available in 10 languages. In addition, the Company offers telecommunications services to the hospitality industry. This service, which was the first offered by the Company, consists primarily of reselling "0+" long distance services to guests of hotels and motels.

  Orchestrate. Premiere recently launched the telephone access feature of its Orchestrate product line and expects to introduce on a commercial basis the computer access feature in the third quarter of 1997. When accessing the platform from a PC using the new Orchestrate functionality, the subscriber will be presented with a visually rich on-screen interface for control of all communications and information functions, including:

    Messaging. All voice, fax and e-mail messages will be displayed individually on the subscriber's PC. As currently designed, messages in the inbox can be viewed and/or listened to (depending upon the type of message), forwarded to individuals or groups or broadcast, all with the click of the mouse. This service will include a personal contact database that will allow subscribers to send or broadcast messages just by clicking on the names of the appropriate individuals or defined groups in the database. Messages will be delivered over the Internet as appropriate to reduce transmission costs. Premiere is also developing a feature that will allow subscribers to transfer information to the Premiere platform from other contact databases such as Symantec ACT or Microsoft Outlook.

    Conference Calling. Subscribers will be able to establish conference calls simply by clicking on the names of individuals or groups. The subscriber will be able to control all aspects of the conference call, including adding, dropping and muting parties on the conference call, all with a click of the mouse.

    Information Services. Subscribers will be able to tap into a spectrum of customized information services offered in conjunction with content providers such as CNN. The types of information available would include news, sports updates, stock quotes, weather reports, airline and hotel information and reservations, banking, entertainment and other specialized information.

    Personal Home Page. Each subscriber will be provided with a personal home page on the Web. The page will act as a "virtual receptionist," presenting contact information and a voice greeting to any Web user. The Web user will be able to page, fax or send e-mail to the subscriber directly from this page. The page will be fully customizable and a subscriber will be able to update his personal home page from any telephone or any PC connected to the Internet.

  As part of the development of Orchestrate, Premiere intends to greatly enhance the telephone interface to its platform, allowing a user to access the same set of functions available via the computer. Using voice and/or telephone keypad commands, a subscriber will be able to send, forward and broadcast messages to individuals or groups included in his or her personal Orchestrate contact database. The subscriber will also be able to set up conference calls in a similar manner. Upon the introduction of voice recognition and other enhancements, the platform will offer true "personal assistant" or "personal agent" functionality.

  Call Center Technology. Upon the implementation of its network-based call center technology during 1997, Premiere's platform will also be used to provide an outsource solution for call center management. This technology allows Premiere to offer streamlined and enhanced call processing and call routing to financial institutions and other large corporations such as the one currently being developed for NationsBanc Services. Premiere's platform will be used to enhance call processing service for checking, savings and other account information available through toll-free telephone access.

  Other Services Under Development. The following additional services are also under development:

    Customized On-line Information Access/Content Management. In connection with the Orchestrate product, Premiere intends to implement a feature enabling subscribers to retrieve on demand or at predetermined intervals selected information from the Internet or on-line service providers. This feature would allow each subscriber to establish "filter and forward" criteria specifying the type of information desired. A search engine would retrieve the information requested and transmit this information to the platform, notifying the subscriber by page, telephone call or other means as appropriate. The subscriber can then access the information through any PC connected to the Internet or from any telephone by utilizing the text-to-speech capabilities of the system.

    Enhanced "Follow Me" Services. Premiere is developing an application that would allow subscribers to provide callers access to all of their current home, business, voice mail, facsimile and mobile numbers via a single number. When a subscriber's Premiere number is called, the platform would attempt to contact each of the subscriber's other specified numbers, without the caller having to remember each number or place each call separately. For example, when a subscriber receives a call, the platform would attempt to locate the subscriber at a series of predetermined numbers and page the subscriber if the paging option is enabled. The platform would allow the caller to leave a voice mail message if the subscriber is not located.

MARKETING AND DISTRIBUTION

  Premiere markets its services through multiple distribution channels that encompass (i) direct marketing efforts where Premiere is responsible for lead generation and sales, (ii) co-branded relationships in which Premiere offers its services to the customers of other companies, such as financial institutions, that are seeking to increase their revenue from and their goodwill with their customer base by offering value-added services, (iii) strategic relationships where Premiere may develop custom applications for its platform and market its services jointly with its strategic partners, and (iv) licensing arrangements where other companies market and sell Premiere's services under their names without significant assistance from Premiere. In all distribution channels, except licensing arrangements, Premiere enters into agreements pursuant to which it agrees to pay commissions to or share revenues with the parties who assist Premiere in marketing its services.

  Premiere intends to employ several different distribution strategies for Orchestrate. In addition to utilizing the four distribution channels described above, Premiere plans to market Orchestrate through Internet service providers, on-line service providers, on-line content providers and direct Internet marketing companies. Premiere will generally compensate such companies through commissions or revenue sharing arrangements.

  Direct. Premiere markets its services directly to potential subscribers. Premiere has supported this marketing effort by implementing a feature on the system allowing automated account activation, thereby making it easier for consumers to establish service with Premiere.

    Premiere WorldLink. Premiere markets its services under the name "Premiere WorldLink" through a variety of traditional direct channels, including advertisements in publications primarily directed at travelers. In its marketing efforts, Premiere emphasizes the attractive pricing, the variety of features, the integrated nature and the ease of use of its services.

    AFCOM. Premiere markets its services under the name "AFCOM" primarily to United States military personnel. Premiere generally markets the AFCOM service through financial institutions located on military bases. These financial institutions assist Premiere in marketing its services in exchange for subscriber and usage based fees paid by the Company to the financial institutions.

  Co-branded Relationships. Premiere has entered into relationships with a number of other companies, including First of America Bank Corporation, First National Bank of Chicago, First USA Bank, First Union National Bank, KeyBank USA and the Royal Bank of Scotland PLC, under which Premiere provides its services to customers of those companies. The other company generally offers its customers access to the Premiere platform via a co-branded communications card, and Premiere pays subscriber and usage based fees to the other company with respect to each subscriber who is issued a co-branded communications card. Premiere believes that companies which enter into co-branded relationships with Premiere are motivated by the ability to offer additional value to their customers, reinforce brand equity through custom voice prompts that their customers hear each time they access the service, communicate with their customers by broadcasting voice, fax or e-mail messages, and derive additional revenue. Communications cards are generally issued under the Premiere WorldLink name, with the other company also placing its logo on the face of the card.

  Strategic Partners. The Company also markets its services by establishing strategic relationships with parties whose existing customers have an anticipated need for the telecommunications and information services provided by Premiere. Strategic relationships are intended to provide the Company's strategic partners with (i) an efficient means of communicating with their customers through Premiere's voice mail, e-mail and fax mail features, (ii) increased visibility to their customers through customized greetings and a private branded communications card, (iii) the ability to provide customized services to their customers over Premiere's platform, and (iv) an additional source of revenue. These relationships provide the Company with the opportunity to develop specialized services for the strategic partner's customers which, in certain circumstances, the Company can later offer to its subscribers. In connection with these strategic relationships, communications cards are generally issued in the name of Premiere's strategic partner and bear a logo and design of the strategic partner's choosing. The reverse side of the card generally states that services are provided by Premiere.

  Licensing Relationships. Companies such as WorldCom, Unidial Incorporated and Touch 1 Communications, Inc. have chosen to outsource part or all of their communications card services to Premiere. Premiere licenses use of its platform to these companies, which enables them to provide enhanced services to their customers and to generate additional revenue without developing or investing in their own infrastructure. The platform's open architecture allows customization of services for the licensees. For example, licensees generally customize voice prompts and may choose to offer their users only selected services available on the platform. Premiere provides licensees with on-line access to the database containing their customer information and transaction records, thus enabling licensees to add and delete subscribers and services remotely and control fraud and credit exposure. Licensees generally provide their own transmission services and therefore remain responsible for transmitting calls to and from Premiere's platform. Licensees currently sell the enhanced services via communications cards issued in their names. Premiere formats the billing records for licensees and sends the records to licensees electronically. Licensees bill their customers for the services, and Premiere bills the licensees monthly for access to the platform based on licensee customer usage. Services to licensees are generally provided under agreements with 30 to 60 month terms which require the payment of a minimum monthly fee if specified usage minimums are not met.

STRATEGIC PARTNERS AND ALLIANCES

  DeltaTel. Premiere and DeltaTel have entered into an agreement pursuant to which Premiere provides information and telecommunications services to DeltaTel subscribers. DeltaTel subscribers receive a communications card, known as the "DeltaTel Card," that allows them to access services on Premiere's platform. Premiere has developed certain travel related features in connection with the Company's relationship with DeltaTel. DeltaTel is marketing the DeltaTel program by distributing marketing materials to passengers on Delta's flights, sending information to Delta frequent fliers, placing advertisements in Delta's Crown Rooms and other means.

  CompuServe. Premiere and CompuServe have entered into an agreement for Premiere to provide information and telecommunications services to parties who subscribe to Premiere's services through CompuServe, and for CompuServe to make certain of its services available to Premiere's existing subscribers, strategic partners and licensees. In connection with the CompuServe agreement, Premiere developed a feature which allows subscribers to listen to e-mail messages over the telephone and to send e-mail messages to any fax machine. This feature is being marketed to CompuServe's subscribers on-line and through direct mailing. In addition, CompuServe Interactive (United Kingdom) is marketing the combined services to its members in the United Kingdom, which now number in excess of 400,000.

  WorldCom. In November 1996, Premiere entered into a 25-year strategic alliance agreement with WorldCom which enables WorldCom to couple its voice and data network with Premiere's advanced, feature-rich platform, which should lead to new incremental business opportunities for both companies. WorldCom is the fourth largest long distance carrier in the United States. This agreement positions Premiere as a preferred provider to WorldCom of network-based computer telephony technology. In addition, Premiere and WorldCom intend to jointly market a comprehensive package of services that neither could previously offer independently.

CALL CENTER RELATIONSHIPS

  Premiere intends to market its call center technology to financial institutions and other large corporations. Premiere has been selected by NationsBanc Services as its outsource solution for its customer service centers, which currently receive in excess of 100 million calls per year.

PREMIERE'S COMPUTER TELEPHONY PLATFORM

  Premiere designed its computer telephony platform to provide its subscribers with efficient and reliable service and to be easily expandable as network usage increases. The modular and scalable design of the platform and related software allows expansion of network capacity without requiring replacement of existing hardware or software or interrupting service. Premiere's open systems design approach enables Premiere to utilize readily available third party hardware and software in constructing its platform and facilitates the integration of services and information provided by third parties into the system.

  Software. The system is controlled by proprietary application and database access software that was developed by the Company. Premiere's software is designed to be versatile and adaptable and to allow the system to be configured to meet the demands of strategic partners, licensees or individual subscribers. The Company's software is written in the "C" programming language in accordance with the Company's open systems development strategy and supports the Company's modular and scalable network architecture. Applications written for custom or specific functions can be quickly developed and implemented across the network and offered to all of the Company's subscribers. Premiere maintains an internal development program in order to continually enhance its software.

  Communications and Information Systems Architecture. The platform consists of a digital telecommunications switch which interfaces with a high speed client/server network of personal computers. Clients on the Telnodes are controlled by Network Managers. Servers on the network are responsible for performing functions requested by the Telnodes and Network Managers and for storing and providing access to data. Web servers connected to the network firewall interface with the Internet and allow Premiere to offer access to its services from any PC connected to the Internet. The network architecture is designed to be modular and scalable. To increase the capacity of the network, the Company adds additional Network Managers, Telnodes and servers and, at certain points, must add additional modules to the digital switch, but is not required to replace existing Network Managers, Telnodes and servers. This modular systems approach also allows Premiere, at the request of licensees and strategic partners, to provide custom applications for subscribers. The client/server network utilizes a fault tolerant network operating system and the network configuration provides for data on each server to be mirrored on a separate server, thereby providing redundancy for improved system reliability. Premiere maintains the ability to generate power in the event of a prolonged power outage or if its uninterruptible power supply fails.

  Incoming calls to Premiere's platform are answered by a Telnode, which hosts an automated voice response unit operator. Resident on each Telnode is the specialized software and hardware necessary to allow the Telnode to interact with, and accept input from, users. For communications card applications, the system initially prompts subscribers for their access number and personal identification number. The Network Manager instantly verifies this information for accuracy by querying the database of subscribers and also verifies that only one subscriber is connected to the platform using this access number. Once the subscriber has been identified, the Network Manager instructs the Telnode to present the subscriber with various options, which the subscriber can access by responding to voice prompts. If the subscriber chooses one of the enhanced services, the system software processes the request by directing it to the appropriate server on the network for fulfillment. If the subscriber chooses to place an outbound telephone call, the Telnode transmits the call through the digital central office switch, which is designed to select the least expensive available routing for the call.

  Transmission. Incoming and outgoing communications are transmitted via fiber optic trunk lines, which are provided by interexchange long distance service providers pursuant to contractual relationships with the Company. Premiere obtains transmission service from multiple carriers, thus enhancing Premiere's ability to avoid service interruptions caused by technical problems at a single carrier. Because each carrier's trunk lines physically terminate at Premiere's facility, Premiere can readily alter the routing of its transmission traffic in the event of technical difficulties.

  The Company opened an additional domestic switching facility in Dallas, Texas in September 1996. This facility is designed to provide geographical redundancy and increased capacity. The Dallas center is capable of handling 300 million transaction minutes per month, which is the same capacity as Premiere's core hub in Atlanta, Georgia. In addition, the Company established a new POP site in London, England. The London POP allows Premiere to offer even more competitive rates to customers in the United Kingdom and western Europe.

ELECTRONIC BILLING AND INFORMATION SYSTEM

  Premiere's EBIS is designed to allow instant activation of subscribers' accounts, monitor subscribers' activity in real time and, while operating in the background without interrupting subscribers' service, interface with multiple financial institutions and electronically bill subscribers' credit cards or bank accounts. The EBIS is configurable for the billing requirements of various financial institutions and currently interfaces electronically with approximately 3,000 banks and other financial institutions.

  Premiere believes the advantages of its billing system are that it (i) avoids the delay in payment inherent in paper invoices sent through the mail,
(ii) reduces billing and collection costs, and (iii) helps reduce fraud and bad debt expense by establishing preset spending maximums for subscribers. The system architecture of Premiere's EBIS is based on the same modular and scalable design philosophy used by Premiere in implementing its platform.

  During a subscriber's initial session on the Premiere network, the subscriber is routed to Premiere's service activation center. The subscriber is then asked by the customer service representative or the system (if the subscriber's service is being activated by the Company's automated service activation system) to choose an authorization number (usually subscribers choose their existing business or home telephone number) and a personal identification number. The subscriber is also asked to provide a credit card number. The subscriber is then assigned a preset spending limit. When a subscriber's usage reaches the preset limit, the EBIS, operating in the background and without interrupting the subscriber's transaction, attempts to charge this amount to the subscriber's credit card. If the charge is successful, the EBIS updates the threshold to a zero balance, and the subscriber may continue the transaction uninterrupted. If the attempted charge fails, the system suspends service temporarily, and upon the subscriber's next attempt to access the system, the system directs the subscriber to customer service. Billing for AFCOM subscribers operates in a similar manner, except that Premiere establishes an initial balance, which the EBIS bills against as usage charges are incurred. Once the initial draft is substantially depleted, the EBIS electronically schedules an additional draft from the subscriber's bank account on scheduled intervals (generally coinciding with pay periods).

RESEARCH AND DEVELOPMENT

  Premiere's research and development and engineering personnel are responsible for developing and supporting Premiere's proprietary software and enhanced system features. Premiere's research and development strategy is to focus its efforts on enhancing its proprietary software and to integrate its software with readily available software and hardware when feasible. Premiere maintains an internal software development program pursuant to which the Company introduces major and minor enhancements of its software.

  As of May 31, 1997, Premiere employed 26 salaried people and approximately 10 independent contractors in research and development and engineering positions. Premiere's research and development team continuously monitors the operation of the computer telephony platform and the EBIS to determine if software or hardware modifications are necessary. Premiere's research and development and engineering personnel also engage in joint development efforts with Premiere's strategic partners.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

  Premiere believes that effective customer service is essential to attracting and retaining subscribers. Premiere's customer service department is responsible for educating and assisting subscribers in using Premiere's services, for resolving billing related issues and, in consultation with Premiere's technical support personnel, for resolving technical problems subscribers may have in using Premiere's services. As of May 31, 1997, Premiere employed a staff of approximately 76 people in its customer service department, which is staffed 24 hours per day, seven days per week and is accessible by a toll-free call. Each member of Premiere's customer service department is trained in all aspects of customer service in order to enable them to respond to any service related question raised by a subscriber.

  Premiere's platform provides customer service representatives with detailed information regarding each subscriber and the subscriber's transaction history. This information is instantly accessible by customer service representatives from their computer terminals. The real-time monitoring capabilities of the system assure that subscribers' transaction records retrieved by customer service representatives are current, even if a subscriber completed a transaction only moments before contacting the customer service department.

  Premiere employs separate personnel who are responsible for technical support functions. These employees are generally responsible for consulting with Premiere's strategic partners and licensees regarding technical issues and for resolving technical issues brought to their attention by the customer service department.

COMPETITION

  The information and telecommunications service industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition.

  The Company's competitive strategy is to seek to gain a competitive advantage by being among the first companies to offer an integrated information and telecommunications services solution, by being an innovator in the integrated information and telecommunications services market and by offering unique and innovative services to its subscribers. The Company intends to capitalize on strategic relationships with WorldCom, DeltaTel, CompuServe and others in order to build its subscriber base and to maintain and increase subscriber loyalty. The Company believes that the principal competitive factors affecting the market for telecommunications and information services are price, quality of service, reliability of service, degree of service integration, ease of use, service features and name recognition. The Company believes that it competes effectively in these areas.

  As noted, the Company attempts to differentiate itself from its competitors in part by offering an integrated suite of information and communications services accessible from multiple devices. Other providers currently offer each of the individual services and certain combinations of such services offered by the Company. The Company's worldwide long distance services and features such as conference calling compete with services provided by companies such as AT&T, MCI and Sprint, as well as smaller interexchange long distance providers. The Company's voice mail services compete with voice mail services provided by AT&T, ONS, certain RBOCs and VoiceCom as well as by customer premised equipment manufacturers such as Octel, Northern Telecom, Siemens, Centigram, Boston Technology and Digital Sound. The Company's enhanced travel services, concierge services, news services and electronic mail services compete with services provided by America Online, Prodigy and numerous Internet service providers. The Company's paging services compete with paging services offered by companies such as AT&T and MCI.

  Although the Company is aware of several companies that are marketing enhanced calling cards, it is not aware of any major competitor that is marketing an integrated information and communications service identical to the service marketed by the Company. Many of the Company's competitors have substantial resources and technical expertise and could likely develop such a service if they chose to expend sufficient resources. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the information and telecommunications market and to attempt to integrate information and telecommunications services, resulting in greater competition for the Company. In particular, legislation was signed into law on February 8, 1996 that will allow local exchange carriers, including the RBOCs, to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, operating results or financial condition.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other local exchange carriers into the long distance market, would not have a material adverse effect on the Company's business, operating results or financial condition.

  With respect to Orchestrate, Premiere is aware of a number of companies offering "unified messaging." For example, Octel and Microsoft recently announced "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by phone and computer. Unlike Premiere's network-based solution, many of these companies offer a premise-based solution whereby vendors integrate equipment with local area networks and PBX equipment. In addition, over the past few years, the number of companies offering call center technology has grown dramatically, primarily in response to major outsource initiatives as well as significantly lower technology costs. Such increased competition could have a material adverse effect on the Company's business, operating results or financial condition.

  The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology. The Company does not have the contractual right to prevent its subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

GOVERNMENT REGULATION

  The Company provides both telecommunications and information services. The terms and conditions under which the Company provides its services are potentially subject to regulation by the state and federal governments of the United States. Various international authorities may also seek to regulate the services provided or to be provided by the Company. With regard to the Company's telecommunications services, federal laws and FCC regulations generally apply to interstate telecommunications, while state regulatory authorities generally have jurisdiction over telecommunications that originate and terminate within the same state.

  Federal. On February 8, 1996, the President signed into law the 1996 Act, which will allow local exchange carriers, including the RBOCs, to provide inter-LATA long distance telephone service and which also grants the FCC the authority to deregulate other aspects of the telecommunications industry. The new legislation may result in increased competition to the Company from others, including the RBOCs, and increased transmission costs in the future. The Company is classified by the FCC as a non-dominant carrier for its common carrier telecommunications services. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations. The FCC also has the authority to impose more stringent regulatory requirements on the Company and change its regulatory classification. The Company has applied for and received all necessary authority from the FCC to provide domestic interstate and international telecommunications service. The Company has been granted authority by the FCC to provide international telecommunication services through the resale of switched services of United States facilities-based carriers. The FCC reserves the right to condition, modify or revoke such international authority for violations of the Federal Communications Act or its rules.

  Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. Although the tariffs of non-dominant carriers and the rates and charges they specify are subject to FCC review, they are presumed to be lawful and are seldom contested. In reliance on the FCC's past practice of allowing relaxed tariff filing requirements for non-dominant domestic carriers, the Company at one time did not maintain detailed rate schedules for domestic offerings in its tariffs. The two-year statute of limitations on claims relating to these tariffs has expired. The FCC recently decided to "forbear" from requiring that non-dominant interchange carriers file tariffs for their domestic services. The United States Court of Appeals for the District of Columbia Circuit, however, has stayed the FCC's decision pending court review. As an international non-dominant carrier, the Company has always been required to include, and has included, detailed rate schedules in its international tariffs. Resale carriers are also subject to a variety of miscellaneous regulations that, for instance, govern the documentation and verifications necessary to change a consumer's long distance carrier, limit the use of "800" numbers for pay-per-call services, require disclosure of operator services and restrict interlocking directors and management.

  As a result of changes made by the 1996 Act, the Company may be subject to additional regulatory requirements pertaining to its telecommunications and information services. Although the Company does not believe that these changes will have a material effect on its business, no assurance can be given at this time regarding the extent or impact of such changes.

  Most importantly, as a non-dominant carrier, the Company will be deemed to be a "telecommunications carrier" for FCC purposes. As a telecommunications carrier, the Company will likely be required to contribute to universal service funds established by the FCC, the states or both. The FCC and the states are in the process of determining what universal service contribution requirements to adopt. The FCC released a decision in May 1997 establishing a framework for universal service fund contributions based on a percentage of revenues; the FCC has not determined what the percentage (which will change over time) will be. Further, telecommunications carriers are subject to some minimal interconnection and network access requirements under the 1996 Act. These requirements generally require telecommunications carriers to interconnect their facilities directly or indirectly with the facilities and equipment of other telecommunications carriers upon request and prohibit them from installing network features, functions or capabilities that are not accessible to and usable by persons with disabilities, unless access for persons with disabilities is not readily achievable.

  Moreover, information service providers traditionally have been treated by the FCC as providing an "enhanced" computer processing service, rather than a "basic" telecommunications transmission service and, as a result, were thought to be beyond the FCC's regulatory authority. Most of the Company's business involves such unregulated enhanced services. Although the 1996 Act continues to distinguish between unregulated information or enhanced and regulated telecommunication or basic services, the changes made by the 1996 Act may have important implications for the providers of unregulated enhanced services.

  The 1996 Act did not directly address the FCC's "access charge" system, which governs the fees paid by long distance carriers to local telephone companies to terminate calls over the local telephone network. In May 1997, the FCC adopted changes to its access charge system that are expected as a general matter to reduce access charges for long distance carriers. The FCC reaffirmed its previous tentative conclusion not to

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

require enhanced service providers to pay access charges, although this is a controversial area and the FCC could revisit it.

  The FCC's May 1997 decision retained the exemption from universal service fees for enhanced service providers. However, there can be no guarantee that such fees will not be assessed in the future. Similarly, individual states may determine that enhanced services providers should be required to contribute to state universal service funding mechanisms.

  State. The intrastate long distance telecommunications operations of Premiere are subject to various state laws and regulations, including prior certification, notification and registration requirements. In certain states, prior regulatory approval may be required for changes in control of telecommunications operations. The Company is currently subject to varying levels of regulation in the states in which it provides "0+" service and "1+" and card services (which are both generally considered "1+" services by the states). The vast majority of states require Premiere to apply for certification to provide telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. The vast majority of the states require Premiere to file and maintain detailed tariffs listing rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignments of carrier assets, including customer bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations.

  Premiere has made the filings and taken the actions it believes are necessary to become certified or tariffed to provide intrastate card services to customers throughout the United States, except in two states. The Company has received authorization to provide intrastate card services in 44 states and is seeking authorization to provide intrastate card service in four states. With the exception of one state in which the Company's application to provide "0+" service is pending, the Company has received authorization to provide "0+" service in each state where the Company provides such service. There can be no assurance that the Company's provision of services in states where it is not licensed or tariffed to provide such services will not have a material adverse effect on the Company's business, operating results or financial condition.

  Miscellaneous. In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve Board recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

PROPRIETARY RIGHTS

  The Company's ability to compete is dependent in part upon its proprietary technology. The Company relies on confidentiality agreements with its employees and copyright and trade secret laws to protect its technology. Despite these actions, there can be no assurance that others will not be able to copy or otherwise obtain and use the Company's proprietary technology without authorization, or independently develop technologies that are similar or superior to the Company's technology. However, the Company believes that, due to the rapid pace of technological change in the information and telecommunications service industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry. The Company has three patent applications pending and 10 trademark or service mark registrations pending. In addition, the Company currently has registered the service mark "DIALWEB."

  The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "Premiere WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  Many patents have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that legal actions alleging infringement will not be commenced against the Company, or that, if such actions are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company. See "Risk Factors-- Risk of Infringement Claims."

EMPLOYEES

  As of May 31, 1997, the Company had approximately 193 employees. None of the Company's employees are members of a labor union or are covered by a collective bargaining agreement.

FACILITIES

  Premiere leases approximately 40,886 square feet of office space in Atlanta, Georgia under a lease expiring August 31, 2004 and has options to lease additional space in the same building. The Company leases an additional 7,300 square feet of space in Atlanta, Georgia, for the facility that serves as the Company's primary data and communications center. This lease expires on December 31, 1998. The Company also leases approximately 7,000 square feet of space in Dallas, Texas for an additional data and communications center. This lease expires July 31, 2001. In addition, the Company maintains a single person sales office in Tulsa, Oklahoma and space in London, England for an additional data and communications center.

LEGAL PROCEEDINGS

  On January 30, 1996, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against the Company's wholly-owned subsidiary, PCI and the Company's President, Boland T. Jones, in the Superior Court of Fulton County, Georgia. In the complaint, the plaintiffs allege that: (i) Mr. Bott, a former Company employee, is entitled to options to purchase 10,000 shares of common stock of PCI at $5.00 per share; (ii) Mr. Bott is entitled to a commission equal to 10% of all revenues that have been and in the future are collected as a result of the Company's licensing arrangement with one of its customers; (iii) Mr. Bott is entitled to $7,000 for consulting work allegedly performed for the Company; (iv) Mr. Bott is entitled to unspecified damages resulting from his sale in June 1995 of 750 shares of common stock of PCI to an unrelated third party for an unspecified amount; (v) Mr. Elliott or CRS, an affiliate of Mr. Elliott, is entitled to options to purchase 5,000 or 10,000 shares of common stock of PCI at an unspecified exercise price arising out of work allegedly performed by CRS for the Company; and (vi) CRS is owed an unspecified amount of commissions from the Company relating to sales of the Company's telecommunications services by CRS. Subsequent to the filing of the complaint, the plaintiffs dismissed without prejudice count (iv) above. The plaintiffs also seek attorneys' fees and unspecified amounts of punitive damages. The Company filed an answer and counterclaim denying all allegations of the complaint and asserting various affirmative defenses. Assuming that the allegations concerning stock options and stock sales relate to the common stock of Premiere Technologies, Inc., rather than PCI, as alleged, the Company believes that the share numbers and exercise prices have not been adjusted for the 24-to-1 stock split effected in December 1995. In this regard, the plaintiffs filed a motion to add the Company as a defendant and to amend their complaint to assert their claims against the Company. Adjusting the share numbers and exercise prices of these options to reflect the 24-to-1 stock split, the plaintiffs' claims relate to options to purchase up to a total of 480,000 shares of common stock and the alleged exercise price of $5.00 per share with regard to a portion of such options becomes approximately $0.21 per share. The plaintiffs' motion was denied on December 17, 1996, and the plaintiffs dismissed the case without prejudice on January 13, 1997. The plaintiffs filed a new complaint against PCI and the Company on January 21, 1997 setting forth the same allegations as described above, except that Mr. Bott no longer alleges that he is entitled to unspecified damages resulting from his sale in June 1995 of 750 shares of common stock of PCI, and that Mr. Bott and Mr. Elliott allege that the stock options relate to the Common Stock of Premier Technologies, Inc. The Company and PCI have filed an answer and counterclaim denying all allegations of the complaint and asserting various affirmative defenses and a motion to dismiss the counts of the complaint against the Company. The Company believes it has meritorious defenses to the plaintiffs' allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On August 6, 1996, Communication Network Corporation ("CNC"), a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC. The court has not ruled on CNC's request. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the trustee and PCI have very recently reached a tentative agreement of all issues between the parties, subject to Bankruptcy Court approval. The terms of the proposed settlement have not been made public but will be disclosed and made available in papers to be filed with the Court. In this regard, the Company currently anticipates that it will establish a reserve in the second quarter of 1997 for anticipated legal expenses and settlement costs in an amount of up to $1.5 million. Due to the inherent uncertainties of the judicial system, the Company is unable to predict with certainty whether the settlement will be approved by the Bankruptcy Court. If the settlement is not approved and the trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On September 20, 1996, Peter Lucina ("Lucina") filed a complaint against the Company, Donald B. Gasgarth ("Gasgarth") and Patrick G. Jones ("Jones") in the United States District Court for the Eastern District of Illinois. In the complaint, Lucina alleges, among other things, that: (i) in November 1995 he sold 1,563 shares of the Company common stock to Gasgarth, a former director of the Company, for $31,260; (ii) Jones offered to "facilitate" the sale;
(iii) in December 1995 the Company filed a registration statement relating to the initial public offering of its common stock; (iv) prior to his sale of stock to Gasgarth, neither Gasgarth nor Jones told Lucina that the Company planned an initial public offering; and (v) the 1,563 shares sold to Gasgarth, adjusted for the 24-to-1 stock split subsequently effected, was worth $675,216 based on the

Company's initial public offering at $18 per share in March, 1996. In his complaint, Lucina asserts violations of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law fraud. Lucina seeks the return of 37,512 shares of common stock of the Company, or in the alternative, compensatory damages in the amount of $975,312 with interest thereon, punitive damages in the amount of $1 million and costs of the suit, including reasonable attorneys' fees and other associated costs. The Company has filed an answer to the complaint denying allegations of the complaint and asserting various defenses. Discovery is in its initial stages, and no trial date has been set. The Company believes that it has meritorious defenses to the Lucina complaint; however, due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.


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